As filed with the Securities and Exchange Commission on June 13, 1997.
                                                Registration No. 333-__________
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                               RETROSPETTIVA, INC.
                      (Exact Name of Small Business Issuer
                          As Specified In Its Charter)

        CALIFORNIA                              2337               95-4298051
(State or other jurisdiction of    (Primary Standard Industrial   (IRS Employer
 incorporation or organization)     Classification Code No.)      I.D. Number)

                            8825 WEST OLYMPIC BLVD.
                            BEVERLY HILLS, CA 90211
                                 (310) 657-4488
             (Address, including zip code, and telephone number, in-
         cluding area code, of Registrant's principal executive offices)

                  MICHAEL D. SILBERMAN, CHIEF FINANCIAL OFFICER
                               RETROSPETTIVA, INC.
                             8825 WEST OLYMPIC BLVD.
                             BEVERLY HILLS, CA 90211
                                 (310) 657-4488
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        Copies of all communications to:

Gary A. Agron, Esq.                        Donald C. Reinke, Esq.
Law Office of Gary A. Agron                Pezzola & Reinke, A Professional
5445 DTC Parkway, Suite 520                Corporation
Englewood, CO 80111                        1999 Harrison Street, Suite 1300
(303) 770-7254                             Oakland, CA 94612
(303) 770-7257 (Fax)                       (510) 273-8750
                                           (510) 834-7440 (Fax)

     Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the Underwriting Agreement is executed.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box:

                           CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                      Proposed
                                                       Maximum
   Title of Each Class   Amount to      Proposed      Aggregate     Amount of
      of Securities         Be        Maximum Price    Offering    Registration
    to be Registered    Registered    Per Security      Price          Fee
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Units, consisting of
two shares of Common
Stock, no par value      575,000
and one Warrant(1)       Units            $12.00     $ 6,900,000     $2,091

Common Stock, no par
value, underlying        575,000
Warrants                 Shares           $ 7.50     $ 4,312,500     $1,307

Representative's         50,000
Warrants(2)              Warrants         $ .002     $       100     $  -0-

Units underlying
Representative's
Warrants consisting of
two shares of Common     50,000
Stock and one Warrant    Units            $14.40     $   720,000     $  219

Common Stock, no par
value, underlying
Warrants included in
Representative's         50,000
Warrants(2)              Shares           $ 7.50     $   375,000     $  114

Common Stock, no par
value offered by         75,000
Selling Shareholders     Shares           $ 6.00     $   450,000     $  136
                                                     -----------     ------
Totals . . . . . . . . . . . . . . . . . . . . . .   $12,757,600     $3,776

(1) Includes the overallotment option granted to the Representative of 75,000 Units.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares issuable upon exercise of the Representative's Warrants is subject to adjustment in accordance with anti-dilution provisions of such warrants.

     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               (EXHIBIT INDEX LOCATED ON PAGE ____ OF THIS FILING)







                                    (ii)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE
SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY
SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION
OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER
THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION                 PRELIMINARY PROSPECTUS DATED JUNE 13, 1997


                               RETROSPETTIVA, INC.

                                  500,000 UNITS

     Retrospettiva, Inc. (the "Company") is offering (the "Offering") through Kensington Securities, Inc., as the representative (the "Representative") of the underwriters herein named (the "Underwriters") 500,000 Units of the Company's securities ("Units"), each Unit consisting of two shares of no par value common stock ("Common Stock") and one redeemable common stock purchase warrant ("Warrant") at a price of $12.00 per Unit. The Common Stock and Warrants are separately tradeable as of the date of the Prospectus. Each Warrant is exercisable to purchase one share of Common Stock at an exercise price of $7.50 per share for a period of five years from the date hereof and may be redeemed by the Company after six months from the date hereof for $.01 per Warrant on 30 days' written notice to the Warrantholders if the closing price of the Common Stock on the Nasdaq National Market System (the "National Market") is at least $8.50 per share for 20 consecutive trading days, ending not earlier than five days before the Warrants are called for redemption. The Unit price and Warrant exercise price have been determined by negotiations between the Company and the Representative and such prices are not necessarily related to the Company's financial condition, net worth or other established criteria of value. See "Risk Factors" and "Underwriting."

     There is no trading market for the Units, Common Stock and Warrants and there can be no assurance that a trading market will develop in these securities upon completion of the Offering. The Company has applied to list the Common Stock and Warrants (but not the Units) on the National Market under the symbols "RTRO" and "RTROW," respectively.

     This Prospectus also covers the sale of 75,000 shares of Common Stock which may be sold from time to time in open market transactions at prevailing prices by two shareholders (the "Selling Shareholders"). See "Selling Shareholders."

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION")
                 NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
                         OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                        OF RISK AND SUBSTANTIAL DILUTION
                    AND SHOULD BE CONSIDERED ONLY BY PERSONS
                          ABLE TO SUSTAIN A TOTAL LOSS
                    OF THEIR INVESTMENT.  SEE "RISK FACTORS."

     The Units are offered by the Underwriters on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of certificates representing the securities will be made against payment therefor in Scottsdale, Arizona on or about three business days from the date of this Prospectus.

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                               Underwriting       Proceeds
                                 Price to      Discounts and         to
                                  Public       Commissions(1)     Company(2)
------------------------------------------------------------------------------
 Per Unit  . . . . . . . . .      $12.00           $1.20           $10.80
 Total(3)  . . . . . . . . .    $6,000,000       $600,000        $5,400,000
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Excludes a nonaccountable expense allowance payable to the Representative of $180,000 ($207,000 if the Overallotment Option is exercised) and the issuance of warrants to the Representative (the "Representative's Warrants") to purchase up to 50,000 Units at a price of $14.40 per Unit. The Company has granted certain registration rights with respect to the Units underlying the Representative's Warrants and has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the "1933 Act"). See "Underwriting."
(2) Before deducting costs of the Offering estimated to be $455,000, including the Representative's nonaccountable expense allowance. See "Underwriting."
(3) Assumes no exercise of the Representative's option (the "Overallotment Option"), exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 75,000 additional Units on the same terms as the Units offered hereby solely to cover overallotments, if any. If the Overallotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $6,900,000, $690,000 and $6,210,000, respectively. See "Underwriting."


                           KENSINGTON SECURITIES, INC.

                The date of this Prospectus is __________, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND WARRANTS INCLUDING PURCHASE AND SALE TRANSACTIONS OF THE COMMON STOCK AND WARRANTS ON THE NASDAQ NATIONAL MARKET.

     The Company will furnish annual reports to its shareholders which will include year end audited financial statements. The Company may also furnish to its shareholders quarterly financial statements and such other reports as may be authorized by its Board of Directors. See "Available Information."

                               PROSPECTUS SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS THAT APPEAR ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AND OTHER INFORMATION IN THIS PROSPECTUS REFLECT AN APPROXIMATELY 2.3825731 SHARES FOR ONE SHARE FORWARD STOCK SPLIT APPROVED BY THE COMPANY'S SHAREHOLDERS ON JUNE 20, 1997 AND ASSUMES THAT THE WARRANTS, THE OVERALLOTMENT OPTION AND THE REPRESENTATIVE'S WARRANTS HAVE NOT BEEN EXERCISED.

     EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PROSPECTUS INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES ARE DETAILED UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE THROUGHOUT THE PROSPECTUS AND WILL BE FURTHER DISCUSSED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THE PROSPECTUS SPEAK ONLY AS OF THE DATE HEREOF.

                                 THE COMPANY

     The Company produces internationally a variety of garments, primarily basic women's activewear, sportswear and businesswear which include skirts, blouses, blazers, pants, shorts, vests and dresses, using assorted fabrics including rayons, linens, cotton and wool. The Company produces garments for customers under its own labels, "Easy Concepts," "Magellan" and "Retrospettiva" and under private labels selected by its customers and markets its products to (i) large wholesalers such as Giorgio Sant' Angelo, Jeans Collectibles, Periwinkle, Positive Influence, David N., Rex Winston and Wild Life, (ii) national retailers including department stores such as Nordstrom, Dayton Hudson, Bloomingdales, J.C. Penney, Casual Corner, Neiman Marcus, May Co., Newton's, Macy's and Saks Fifth Avenue, and (iii) women's chain clothing stores such as Marshalls, TJ Maxx, Chadwicks, Hit or Miss, Fred Mayer, Burlington Coat Factory and Cato.

     Substantially all of the Company's garments are sold on a "package" basis pursuant to which the Company markets at fixed prices finished garments to the customer's specifications and quantity requirements, arranges for production of the garments and delivers the garments directly to the customer at the port of entry. In its marketing, the Company emphasizes these package arrangements and what it believes to be the better quality and lower prices of garments produced by skilled Eastern European workers as compared to lower paid workers in certain other regions. See "Business - Marketing."

     As a package provider, the Company sources and purchases fabrics and trims, arranges for cutting and sewing, and coordinates any other services required to provide a completed garment. Under this arrangement the Company does not assume the marketing and fashion risk generally associated with the apparel industry. Fabrics and trims are purchased from suppliers in China, India, Russia, Romania, Italy and the United States. These items are shipped to factories selected by the Company (generally located in Eastern Europe) where they are manufactured into completed garments under the Company's management and quality control guidance.

     The apparel industry is highly competitive and consists of numerous manufacturers, importers and distributors. Many of the Company's competitors are significantly larger, more diversified and have significantly greater financial, distribution, marketing, name recognition and other resources than the Company. The Company believes it has certain competitive advantages resulting from its relationships with Eastern European manufacturers including
(i) the availability in Eastern European factories of highly skilled workers at relatively lower costs than in more economically developed regions, (ii) a lack of quotas and lower tariffs in the importation of finished goods from certain Eastern European countries, and (iii) lower shipping costs and faster garment delivery as a result of the closer geographical proximity to the United States of the Company's Eastern European contract manufacturers compared to manufacturers in the Pacific Rim nations. See "Business - Competition."

     The Company was organized in November 1990 initially to manufacture and import textile products from Italy including finished garments and fabrics. By 1993, the Company was purchasing fabrics from firms and factories around the world and contracting for the manufacture of the fabrics in Eastern Europe (primarily Macedonia) for importation into the United States. Net sales increased from $821,345 for the year ended December 31, 1993 to $5,521,802 in 1994, $11,379,826 in 1995 and $12,902,195 in 1996. See "Financial Statements."

     The Company's executive offices are located at 8825 West Olympic Blvd., Beverly Hills, California 90211, and its telephone number is (310) 657-4488.

                                  THE OFFERING

Securities Offered           500,000 Units, each Unit consisting of two shares
                             of Common Stock and one Warrant

Offering Price               $12.00 per Unit

Common Stock Outstanding
  Prior to the Offering(1)   1,750,000 shares

Securities Outstanding
  After the Offering(1)      2,750,000 shares and 500,000 Warrants

Use of Proceeds              The net proceeds of the Offering will be used to
                             purchase fabric, purchase apparel manufacturing equipment, repay debt and for working capital. See
                             "Use of Proceeds."

Proposed Nasdaq National
  Market Symbols             RTRO - Common Stock
                             RTROW - Warrants

Transfer and Warrant Agent   Corporate Stock Transfer, Inc.

----------
(1)  Excludes exercise of: (i) the Warrants; (ii) the Overallotment Option;
     (iii) the Representative's Warrants; and (iv) outstanding stock options to purchase up to 1,761,635 shares of Common Stock issued under the Company's 1996 Stock Option Plan. See "Dilution," "Capitalization," "Management - 1996 Stock Option Plan," "Description of Securities" and "Underwriting."

                          SUMMARY FINANCIAL INFORMATION

     The financial information of the Company set forth below for the two years ended December 31, 1995 and 1996 has been derived from the Company's audited financial statements included herein. Interim information for the three months ended March 31, 1996 and 1997 has been derived from unaudited financial statements which are also included herein. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. The financial information should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus.

                                                      THREE MONTHS ENDED
                           YEAR ENDED DECEMBER 31,          MARCH 31,
                           -----------------------          ---------
                               1996       1995          1997         1996
                               ----       ----          ----         ----
INCOME STATEMENT DATA:                              (Unaudited)  (Unaudited)
Net sales                  12,902,195   11,379,826   5,093,857    4,639,169
Gross profit                1,896,142    1,402,893     748,797      681,958
Operating income            1,363,342      891,776     598,569      552,015
Interest expense               61,457       21,241      13,264       12,342
Net income                    772,802      680,495     350,305      296,673
Weighted average shares
 outstanding                1,750,000    1,750,000   1,750,000    1,750,000
Net income per share              .44          .39         .20          .17

                               AT MARCH 31,             AS
                                   1997             ADJUSTED(1)
                                   ----             -----------
BALANCE SHEET DATA:            (Unaudited)         (Unaudited)
Working capital                 1,368,620           5,645,620
Total assets                    4,667,902           9,164,902
Long-term debt                        --                  --
Total liabilities               3,139,054           2,659,054
Shareholders' equity            1,528,848           6,473,848

----------
(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering without giving effect to exercise of the Warrants, the Overallotment Option, the Representative's Warrants or outstanding stock options. See "Use of Proceeds" and "Description of Securities."

                                  RISK FACTORS

     Prospective purchasers of the Units should carefully consider the following risk factors and the other information contained in this Prospectus before making an investment in the securities. Information contained in this Prospectus includes "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Strategy." No assurance can be given that the future results addressed by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results addressed in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results addressed in such forward-looking statements.

     LIMITED OPERATING HISTORY. The Company began operations in November 1990, and has a limited operating history upon which potential investors may evaluate its performance. Although the Company reported net income for the years ended December 31, 1995 and 1996, and the three months ended March 31, 1997, there can be no assurance that future operations will be profitable. The likelihood of the Company's success must be considered relative to the problems, difficulties, complications and delays frequently encountered in connection with the development and operation of a relatively new business and the competitive environment in which the Company operates. See "Business" and "Financial Statements."

     DEPENDENCE ON THE COMPANY'S PRESIDENT AND OTHER KEY PERSONNEL. The success of the Company is largely dependent on the personal efforts, relationships and abilities of Mr. Vukadinovic, who is the Chief Executive Officer and President of the Company and other executive officers. In May 1996, Mr. Vukadinovic entered into a three-year employment agreement with the Company which included a non-competition provision effective through the term of the agreement and for two additional years thereafter. The Company intends to apply for life insurance upon Mr. Vukadinovic's life in the face amount of $5,000,000 but does not maintain key man life insurance on the lives of any other executive officers. The loss of the services of Mr. Vukadinovic would have a material adverse effect on the Company. See "Management" and "Principal Shareholders."

     DEPENDENCE UPON UNAFFILIATED MANUFACTURERS AND FABRIC SUPPLIERS. The Company does not own or operate any manufacturing facilities and is therefore dependent upon independent manufacturers, primarily in Macedonia, that manufacture products to the Company's specifications. The inability of a manufacturer to produce or ship the Company's products at agreed upon times, or to meet the Company's quality standards, could adversely affect the Company's ability to deliver products to its customers in a timely manner. Delays in delivery could also result in missing certain retailing seasons with respect to products ordered by customers or could otherwise have an adverse effect on the Company's financial condition and results of operations. The Company is dependent upon one fabric supplier which provided approximately 37% and 38%, respectively, of the Company's fabric needs for the year ended December 31, 1996 and the three months ended March 31, 1997. The loss of this supplier could have an adverse affect on the Company's operations. The Company does not have any written contracts with any of its contractors or suppliers. See "Business - Manufacturing and Suppliers."

     DEPENDENCE ON CERTAIN CUSTOMERS. Three of the Company's customers each accounted for 10% or more of sales for the year ended December 31, 1996 and two customers each accounted for 10% or more of such sales for the three months ended March 31, 1997. A loss of any of these customers would have a material adverse effect on the Company's operations. See "Business - Marketing."

     FOREIGN OPERATIONS. During 1996, all of the apparel sold by the Company was manufactured outside the United States, primarily in Macedonia. The Company's operations would be adversely affected by political instability resulting in disruption of trade with foreign countries in which the Company's contractors and suppliers are located, the imposition of additional regulations related to imports or duties, taxes and other charges on imports, significant fluctuations in the value of the United States' dollar against foreign currencies and restrictions on the international transfer of funds. The Company's import operations may be subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries (not currently including Macedonia). These agreements impose quotas on the amount and type of goods which can be imported into the United States from these countries and can limit or prohibit importation of products on very short notice. The Company's imported products are also subject to United States customs duties which may be a material portion of the Company's cost of imported goods. A substantial increase in customs duties or the imposition of quota limits applicable to the Company's imports (especially from Macedonia) could have a material adverse effect on the Company's financial condition and results of operations. Because the Company's foreign manufacturers are located at greater geographic distances from the Company than domestic manufacturers, the Company is generally required to allow greater lead time for its orders. See "Business."

     SUBSTANTIAL COMPETITION. The apparel industry is highly competitive and consists of numerous manufacturers, importers and retailers. Many of the Company's competitors are significantly larger and more diversified and have significantly greater financial, distribution, marketing, name recognition and other resources than the Company. The Company also encounters competition from department stores and mass merchandisers, including some of the Company's own retail customers, who sell apparel under their own private labels. Recently, department stores and mass merchandisers have increased the amount of sportswear and activewear manufactured specifically by them or their contract manufacturers and sold under their own labels. See "Business - Competition."

     RISKS ASSOCIATED WITH SIGNIFICANT GROWTH. The Company has experienced rapid growth which has placed, and could continue to place, a significant strain on its employees and operations. The Company remains vulnerable to a variety of business risks generally associated with rapidly growing companies as well as risks related to the broadening of its product offerings and the expansion of its distribution channels. No assurance can be given that the Company will be able to continue to deliver products in a timely manner at competitive prices. To manage growth effectively, the Company will be required to continue to implement changes in certain aspects of its business, expand its information systems and operations to respond to current demand and develop, train and manage employees. The Company's past growth cannot be assumed to be indicative of its future operating results. In addition, failure to enhance operating control systems or unexpected difficulties encountered during expansion could adversely affect the Company's financial condition and results of operations. See "Financial Statements."

     UNCERTAINTIES IN APPAREL RETAILING; GENERAL ECONOMIC CONDITIONS. The apparel industry has historically been subject to substantial cyclical variations. During recessionary periods, when disposable income is low, purchases of apparel and related goods tend to decline. Accordingly, a recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on the Company's results of operations. Additionally, the retail apparel industry has experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. Various retailers, including some of the Company's customers, experienced financial difficulties in the past few years which increased the risk of extending credit to such retailers. Financial problems of a retailer could cause the Company to curtail business with such retailer, require the Company to assume more credit risk relating to the retailer's receivables or even write off the retailer's receivables. The Company cannot predict what effect, if any, continued changes within the retail industry will have on the Company's business.

     DEPENDENCE ON EXTENSION OF CREDIT TERMS. Historically, the Company has borrowed significant amounts of working capital (up to $1,200,000) from one of its fabric suppliers through the extension of credit terms from this supplier on fabrics ordered by the Company. The loss of credit terms from this or any other supplier would have a material adverse effect on the Company's operations.
There can be no assurance that the supplier will continue to provide credit terms to the Company.

     CONCENTRATION OF ACCOUNTS RECEIVABLE. At December 31, 1996 and March 31, 1997, two customers accounted in the aggregate for 93% and 80%, respectively of the Company's accounts receivable. All payments on these accounts are current, however, if either customer defaulted on its account receivable obligation to the Company, the Company's financial condition would be adversely affected. See "Financial Statement."

     NO TRADEMARK PROTECTION. The Company believes that its trademarks are valuable assets although no trademark registrations have been filed in the United States or in foreign countries, and accordingly, there can be no assurance that the Company can successfully defend its trademarks against infringement by others. See "Business - Trademarks."

     POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results could vary from period to period as a result of the purchasing patterns of customers, the timing of new product introductions by the Company and its competitors, variations in sales and competitive pricing. Unanticipated events, including delays in manufacturing new garments, could have an adverse effect on the Company's operating results. These factors could result in significant fluctuations in operating results in future periods. See "Financial Statements."

     LIMITATION ON LIABILITY. The Company's Articles of Incorporation provide that liability of directors to the Company for monetary damages is eliminated to the full extent provided by California law. Under California law, a director is not personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on the Company's capital stock or the unlawful purchases of its capital stock; or (iv) for any transaction from which the director derived any improper personal benefit.

     The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws. See "Description of Securities - Limitation on Liability."

     LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to the Offering, there has been no public trading market for the Units, Common Stock or Warrants. The initial public offering price of the Units and the exercise price of the Warrants were determined by negotiations between the Company and the Representative and does not necessarily bear any relationship to recognized criteria for the valuation of such securities. Factors considered in such negotiations included the Company's current level of revenues and earnings, its prospects for future growth based upon proceeds of the Offering, the nature of the Company's products, the apparel industry in general and the level of competition within the industry. There can be no assurance that a regular trading market for the Common Stock or Warrants will develop or continue after the Offering or, if such a market develops, that the market price of the component securities will exceed the Offering price. See "Underwriting."

     IMMEDIATE SUBSTANTIAL DILUTION. The Offering involves an immediate and substantial dilution of $3.65 per share of Common Stock, a 61% difference between the public offering price of $6.00 per share of Common Stock (ascribing no value to the Warrants included in the Units) and the net tangible book value of $2.35 per share of Common Stock upon completion of the Offering, assuming no exercise of the Warrants, the Overallotment Option, the Representative's Warrants or other outstanding stock options of the Company. See "Dilution."

     SIGNIFICANT AMOUNTS OF STOCK OPTIONS OUTSTANDING. The Company's officers, directors, employees and consultants hold stock option to purchase an aggregate of 1,761,635 shares of the Company's Common Stock at prices ranging from $.63 to $6.75 per share. Exercise of these stock options would significantly increase the number of shares of Common Stock outstanding, dilute the ownership of the investors in the Offering and reduce any per share earnings otherwise realized by the Company.

     NO DIVIDENDS. The Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. See "Description of Securities-Dividends."

     POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Company's Common Stock and Warrants following the Offering may be highly volatile, as has been the case with the securities of other companies completing initial public offerings. Factors such as the Company's operating results or announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many emerging and small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results and general economic indicators and conditions, as well as other factors beyond the control of the Company.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale following the Offering could adversely affect the market price for the Common Stock. Following the Offering, the 1,000,000 shares of Common Stock and the 500,000 Warrants included in the Units together with the 500,000 shares of Common Stock underlying the Warrants and the 75,000 shares registered hereby on behalf of the Selling Shareholders may all be sold in the open market. An additional 1,340,241 shares of the Company's Common Stock are currently eligible for sale under Rule 144 ("Rule 144") promulgated under the 1933 Act and the remaining 334,759 shares will be eligible for sale in March 1998. Notwithstanding the above, the Company's officers, directors and 5% or greater shareholders (holding an aggregate of 1,101,991 shares after deducting the 75,000 shares to be registered hereby) have agreed with the Representative not to sell or otherwise dispose of their shares of Common Stock without the prior written consent of the Representative for a period of two years from the date of this Prospectus provided, however, that one-half of such shares (550,996 shares) may be sold after one year from the date of this Prospectus if the Company reports at least $1,000,000 of after tax net income for the year ending December 31, 1997. See "Description of Securities-Common Stock Eligible for Future Sale" and "Underwriting."

     UNDERWRITERS' INFLUENCE ON THE MARKET. A significant amount of the Common Stock and Warrants offered hereby may be sold to customers of the Representative and the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although it has no obligation to do so, the Representative intends to make a market in the Company's Common Stock and Warrants and may otherwise effect transactions in the Common Stock and Warrants. This market-making activity may terminate at any time. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the Common Stock and Warrants. The price and liquidity of the Common Stock and Warrants may be significantly affected by the degree, if any, of the Underwriters' participation in such market.

     CONTROL BY MANAGEMENT; AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK; PREVENTION OF CHANGES IN CONTROL. Upon completion of the Offering, the Company's officer and directors will own approximately 40.1% of the then issued and outstanding shares of Common Stock (assuming no exercise of the Warrants, the Overallotment Option, the Representative's Warrant or other outstanding stock options) and will continue to be able to elect substantially all of the Company's directors and control the affairs of the Company. The Company's Articles of Incorporation authorize the issuance of up to 1,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease of the value or market price of the Common Stock and could further be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Articles of Incorporation or Bylaws. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation, and conversion rights. See "Description of Securities."

     REPRESENTATIVE'S LACK OF UNDERWRITING EXPERIENCE. The Representative was organized in July 1989 under the name Chadwick Securities, Incorporated, was registered as a broker-dealer in October 1989 and changed its name to Kensington Securities, Inc. in September 1994. The Representative has acted as a representative of the Underwriters in only one prior public offering although it has participated as a dealer in offerings underwritten by others. This lack of underwriting experience may (i) adversely affect the development or continuation of a trading market for the Common Stock and Warrants, (ii) limit the effectiveness of the Representative in negotiating the offering price of the Units and the exercise price of the Warrants, and (iii) negatively influence the market price of the Common Stock and Warrants following the Offering. The Representative had no material relationship with the Company or its promoters prior to this Offering.

     NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES OF COMMON STOCK UNDERLYING THE WARRANTS. The Warrants are not convertible or exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares of Common Stock have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the holders of such Warrants. There can be no assurance that the Company will have or maintain a current prospectus or that the securities will be qualified or registered under any state laws.

     REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company under certain circumstances (if there is a current prospectus covering exercise of the Warrants) upon 30 days' written notice to the Warrantholders at $.01 per Warrant. In such event, the Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. Any Warrants not exercised by such time will cease to be exercisable, and the holders will be entitled only to the redemption price, which is likely to be substantially less than the market value of the Warrants. Accordingly, such redemption could force the Warrantholders to exercise the Warrants and pay the exercise price at a time when it might be disadvantageous for them to do so or sell the Warrants at the then market price when they might otherwise prefer to hold the Warrants. See "Description of Securities - Warrants."

     The Common Stock and the Warrants, which comprise the Units offered hereby, are detachable and separately transferable as of the date hereof. Purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Warrants unless and until such shares could be qualified for sale in jurisdictions in which the purchasers reside, or an exemption from qualification exists in such jurisdiction. In this event, Warrantholders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities - Warrants."

     MAINTENANCE CRITERIA FOR NASDAQ NATIONAL MARKET SECURITIES. The National Association of Securities Dealers, Inc. (the "NASD"), which administers Nasdaq (which includes the National Market) recently has adopted certain criteria for continued Nasdaq eligibility. In order to continue to be included on the Nasdaq National Markets or the Nasdaq Small Cap Markets, a company must maintain
$2 million in total assets, a $200,000 market value of its public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers, at least 300 holders of the Common Stock and a minimum bid price of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in Nasdaq if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities in Nasdaq. In such event, trading, if any, in the securities may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities.

     DISCLOSURE RELATED TO PENNY STOCKS. The Commission has adopted rules that define a "penny stock" as equity securities priced at under $5.00 per share which are not listed for trading on Nasdaq (unless (i) the issuer has a net worth of $2,000,000 if in business for more than three years or $5,000,000 if in business for less than three years or (ii) the issuer has had average annual revenues of $6,000,000 or more for the prior three years. In the event that any of the Company's securities are characterized in the future as penny stock, broker-dealers dealing in the securities will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities, and obtain the written consent of purchasers to purchase such securities and
(ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities.
The additional burdens imposed upon broker-dealers may discourage them from affecting transactions in penny stocks, which could reduce the liquidity of the securities offered hereby.

                                    DILUTION

     At March 31, 1997, the net tangible book value of the Company was $1,481,069, or $.85 per share of Common Stock. "Net tangible book value" per share represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after March 31, 1997, other than to give effect to the sale by the Company of the 1,000,000 shares of Common Stock included in the Units and offered hereby, less underwriting discounts and commissions and estimated costs of the Offering not recorded as deferred costs as of March 31, 1997, the net tangible book value of the Company at March 31, 1997 would have been $6,457,848, or approximately $2.35 per share. This represents an immediate increase in net tangible book value of $1.50 per share of Common Stock to existing shareholders and an immediate dilution of $3.65 per share to new shareholders. "Dilution" per share represents the difference between the $6.00 per share price to be paid by the new shareholders (without ascribing any value to the Warrants included in the Units) and the net tangible book value per share of Common Stock immediately after this Offering.

     The foregoing is illustrated in the following table:

     Public offering price per share of Common Stock
       included in the Units                                            $6.00
       Net tangible book value per share of Common Stock
          before Offering                                     $ .85
       Increase in net tangible book value per share
          of Common Stock attributable to new investors
          purchasing in the Offering                          $1.50
     Net tangible book value per share of Common Stock
       after the Offering                                               $2.35
     Dilution of net tangible book value per share of
       Common Stock to new investors                                    $3.65
     Percent reduction of net tangible book value per share
       to new investors                                                    61%

     The following table sets forth the number of shares of Common Stock purchased as a part of the Units, the total consideration paid and the average price per share paid by existing shareholders as of March 31, 1997 and new investors purchasing Common Stock in the Offering:

                          SHARES PURCHASED      TOTAL CONSIDERATION    AVERAGE
                       ---------------------  ----------------------    PRICE
                         NUMBER   PERCENTAGE    AMOUNT    PERCENTAGE  PER SHARE
                       ---------  ----------  ----------  ----------  ---------
New investors          1,000,000     36.4%    $6,000,000     95.7%      $6.00
Existing shareholders  1,750,000     63.6%    $  272,054      4.3%      $ .16
                       ---------    -----     ----------    -----
Totals                 2,750,000    100.0%    $6,272,054    100.0%
                       ---------    -----     ----------    -----
                       ---------    -----     ----------    -----

     The preceding discussion and the accompanying tables assume no exercise of
(i) the Warrants; (ii) the Overallotment Option; (iii) the Representative's Warrants; or (iv) outstanding stock options to purchase up to 1,761,635 shares of Common Stock issued under the Company's 1996 Stock Option Plan. See "Capitalization," "Management - 1996 Stock Option Plan," "Description of Securities" and "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1997 and as adjusted to give effect to the sale by the Company of 500,000 Units offered hereby, without giving effect to the exercise of the Warrants, the Overallotment Option, the Representative's Warrants or other outstanding stock options.

                                                  ACTUAL     AS ADJUSTED(1)
                                                ----------   --------------
                                                (Unaudited)   (Unaudited)
Current Liabilities                             $3,139,054    $2,659,054
Long-term liabilities                               -0-          -0-
Shareholders' equity
  Preferred Stock, 1,000,000 no par value
    shares authorized, none issued                  -0-          -0-
  Common Stock, 15,000,000 no par value
    shares authorized, 1,750,000
    shares outstanding, and
    2,750,000 shares outstanding,
    as adjusted                                    272,054     5,217,054
  Additional paid-in capital                       230,000       230,000
  Retained earnings                              1,026,794     1,026,794
                                                ----------    ----------
    Total shareholders' equity                   1,528,848     6,473,848
                                                ----------    ----------
      Total capitalization                       4,667,902     9,132,902
                                                ----------    ----------
                                                ----------    ----------
-----------------
(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering. See "Use of Proceeds."

                                 USE OF PROCEEDS

     The net proceeds to be received by the Company from the Offering are estimated to be $4,945,000 ($5,728,000 if the Overallotment Option is exercised). The Company intends to use the net proceeds of the Offering to purchase fabric ($3,365,000 or 68.0% of the net proceeds), to purchase apparel manufacturing equipment ($700,000 or 14.2% of the net proceeds), for repayment of debt ($480,000 or 9.7% of the net proceeds) and for working capital ($400,000 or 8.1% of the net proceeds). Debt repayment consists of repayment of
(i) principal and interest due on bridge loans advanced in June 1996 aggregating approximately $280,000 evidenced by promissory notes bearing interest at 8% per annum due the earlier of June 30, 1997 or the closing date of the Offering, and
(ii) a commercial bank loan in the amount of $220,000 bearing interest at 4% over the prime rate per annum due August 15, 1997. The bridge loans and bank loan were used for working capital.

     The Company estimates, but cannot assure, that the net proceeds of the Offering, together with anticipated operating revenues, will be sufficient to fund the Company's estimated cash requirements for at least 12 months following this Offering.

     While the above use of proceeds indicates the Company's current plans, there may be changes due to the availability of other business opportunities and/or changes in the Company's plan of operation. Management is not currently aware of any such business opportunities or planned changes in operations. Pending application, the net proceeds may be invested in short-term interest bearing obligations.

     Any funds received by the Company from exercise of the Warrants, the Overallotment Option and the Representative's Warrants will be added to working capital.

                             SELECTED FINANCIAL DATA

     The financial information of the Company set forth below for the two years ended December 31, 1995 and 1996 has been derived from the Company's audited financial statements included herein. Interim information for the three months ended March 31, 1996 and 1997 has been derived from unaudited financial statements which are also included herein. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. The financial information should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus.

                                                          THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,      MARCH 31,
                                 -----------------------      ---------
                                     1996      1995         1997        1996
                                     ----      ----         ----        ----
INCOME STATEMENT DATA:                (Unaudited)             (Unaudited)
Net sales                        12,902,195  11,379,826   5,093,857   4,639,169
Gross profit                      1,896,142   1,402,893     748,797     681,958
Operating income                  1,363,342     891,776     598,569     552,015
Interest expense                     61,457      21,241      13,264      12,342
Net income                          772,802     680,495     350,305     296,673
Weighted average shares
 outstanding                      1,750,000   1,750,000   1,750,000   1,750,000
Net income per share                    .44         .39         .20         .17

                                         AT MARCH 31,               AS
                                            1997                 ADJUSTED(1)
                                         ------------            -----------
BALANCE SHEET DATA:                      (Unaudited)             (Unaudited)
Working capital                           1,368,620               5,645,620
Total assets                              4,667,902               9,164,902
Long-term debt                                --                      --
Total liabilities                         3,139,054               2,659,054
Shareholders' equity                      1,528,848               6,473,848

-----------------
(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering without giving effect to exercise of the Warrants, the Overallotment Option, the Representative's Warrants or outstanding stock options. See "Use of Proceeds" and "Description of Securities."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997. This discussion should be read in conjunction with the Company's financial statements, the notes related thereto, and the other financial data included elsewhere in this Prospectus. All information with respect to the three month period ended March 31, 1996 and March 31, 1997 is unaudited. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development and market acceptance for products, trends in the results of the Company's operations and the Company's anticipated capital requirements and capital resources. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below as well as those discussed under the caption "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company produces to customer specifications, contracts to manufacture and ships a variety of garments, primarily basic women's activewear, sportswear and businesswear which include skirts, blouses, blazers, pants, shorts, vests and dresses, using assorted fabrics including rayons, linens, cotton and wool. Substantially all of the Company's garments are sold on a "package" basis pursuant to which the Company markets at fixed prices finished garments to the customer's specifications and quantity requirements, arranges for production of the garments and delivers the garments directly to the customer at the port of entry. The Company believes that its package arrangements eliminate design and fashion risk and inventory write-offs and therefore allow the Company to offer lower product prices.

     The Company purchases fabrics and trim (such as buttons, zippers, shoulder pads and the like) on behalf of its customers from suppliers in a number of countries, including Australia, China, India, Russia, Romania, Italy and the United States. The fabrics and trim are shipped by the suppliers directly to factories under contract to the Company in Macedonia where they are manufactured into finished garments for delivery to the Company's customers in the United States.

     In its marketing, the Company emphasizes its package arrangements and what it believes to be the better quality and lower prices of garments produced by skilled Eastern European workers as compared to lower paid workers in certain other regions. The Company produces garments for customers under its own labels, "Easy Concepts," "Magellan" and "Retrospettiva" and under private labels selected by its customers and markets its products to (i) large wholesalers such as Giorgio Sant' Angelo, Jeans Collectibles, Periwinkle, Positive Influence, David N., Rex Winston and Wild Life, (ii) national retailers including department stores such as Nordstrom, Dayton Hudson, Bloomingdales, J.C. Penney, Casual Corner, Neiman Marcus,

May Co., Newton's, Macy's and Saks Fifth Avenue, and (iii) women's chain clothing stores such as Marshalls, TJ Maxx, Chadwicks, Hit or Miss, Fred Mayer, Burlington Coat, Cato and Saks Fifth Avenue. See "Business - Marketing."

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to net revenues of certain items in the Company's statements of operations data:

                                 Years Ended          Three Months Ended
                                 December 31,              March 31,
                              --------------------  -----------------------
                              1994    1995    1996      1996        1997
                              ----    ----    ----      ----        ----
                                                    (Unaudited) (Unaudited)

Net Revenues . . . .         100.0%  100.0%  100.0%    100.0%      100.0%
Cost of goods sold .          87.4    87.7    85.3      85.3        85.3
Gross profit . . . .          12.6    12.3    14.7      14.7        14.7
Selling, general
 and admini-
  strative expenses.          10.9     4.5     4.1       2.8         2.9
Interest expense . .            .04     .2      .5        .3          .3
Operating income . .           1.7%    7.8%   10.6%     11.9%       11.8%

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

SALES

     Sales for the first quarter ended March 31, 1997 (the "1997 Quarter") were $5,093,857 which represented an increase of $454,688 or 9.8% over the first quarter ended March 31, 1996 (the "1996 Quarter") net sales of $4,639,169. The growth in sales was primarily attributable to increased purchases by existing customers. Sales of the Company's own labeled products and private label products were $306,774 and $4,787,083, respectively, in the 1997 Quarter compared to $1,098,246 and $3,540,923, respectively, in the 1996 Quarter.

COST OF GOODS SOLD

     Cost of goods sold in the 1997 Quarter was $4,345,060 or 85.3% of sales, an increase of $387,849 from $3,957,211 or 85.3% of sales for the 1996 Quarter.
The increase in cost of goods sold was attributable primarily to an increase in sales.

GROSS PROFIT

     Gross profit was $748,797 for the 1997 Quarter, an increase of $66,839. The gross profit percentage was 14.7% for the 1997 Quarter and 14.7% for the 1996 Quarter.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative ("SG&A") expenses were $150,228 or 2.9% of net revenues for the 1997 Quarter, an increase of $20,285 from $129,943 or 2.8% of sales for the 1996 Quarter. The increase in SG&A expense levels was primarily the result of increases in rent.

INTEREST EXPENSE

     Interest expense for the 1997 Quarter was $13,264 as compared to $12,342 for the 1996 Quarter. The increase in interest expense was primarily attributable to the accrual of interest on bridge loan debt.

PROVISION (BENEFIT) FOR INCOME TAXES

     The provision for income taxes was $235,000 and $243,000 for the 1997 Quarter and the 1996 Quarter, respectively. The increase in the provision for income taxes was due to the increase in income before income taxes which was $585,305 for the 1997 Quarter, an increase of $45,632 or 8.5% from $539,673 from the 1996 Quarter.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

SALES

     Sales for the year ended December 31, 1996 ("1996") were $12,902,195, which represented an increase of $1,522,369 or 13.4% over 1995 ("1995") sales of $11,379,826. The growth in sales was primarily attributable to increased purchases by existing customers. Sales of the Company's own labeled products and private label products were $3,381,524 and $9,520,671, respectively in 1996 compared to $2,214,378 and $9,165,448, respectively, in 1995.

COST OF GOODS SOLD

     Cost of goods sold was $11,006,053 or 85.3% of sales in 1996, an increase of $1,029,120 from $9,976,933 or 87.7% of sales in 1995. The decrease in the percentage of cost of goods sold was a result of increased sales and implementation of a system to more tightly control consumption of raw materials used in production of finished goods.

GROSS PROFIT

     Gross profit was $1,896,142 for 1996, an increase of $493,249. The gross profit percentage was 14.7% in 1996, an increase from 12.3% in 1995. Tighter control of consumption of raw materials used in the production of finished goods enabled the Company to produce more units using less raw materials.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative ("SG&A") expenses were $532,800 or 4.1% of sales in 1996, an increase of $21,683 from $511,117 or 4.5% of sales in 1995. The increase in SG&A expense levels was primarily the result of increased costs of insurance to cover the exposure associated with increased production and import volume. The increase in SG&A expense also reflects the growth in the Company's management and the expense associated with building the infrastructure necessary to support the growth strategies of the Company. Marketing expenses were $170,179 or 1.3% of sales in 1996, a decrease of $60,122 from $230,301 or 2.0% of sales in 1995. The decrease was primarily due to the reduction of sales commissions as the Company's executive officers called directly on more customers.

INTEREST EXPENSE

     Interest expense in 1996 was $61,457 as compared to $21,241 in 1995. The increase in interest expense was the result of financing obtained through bridge loans and the increased utilization of the Company's line of credit.

PROVISION (BENEFIT) FOR INCOME TAXES

     The provision for income taxes was $540,285 and $195,000 in 1996 and 1995, respectively. The increase in the provision for income taxes in 1996 was primarily attributable to increased earnings. The level of increase was also due to the tax benefits employed by the Company in 1995. The Company's effective tax rate increased to 41.2% in 1996 from 22.3% in 1995, principally due to the loss carry forwards used in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

SALES

     Sales for the year ended December 31, 1995 ("1995") were $11,379,826, which represented an increase of $5,858,024 or 106% over 1994 ("1994") sales of $5,521,802. The growth in sales was primarily attributable to increased purchases by existing customers. Sales of the Company's own labeled products and private label products were $2,214,378 and $9,165,448, respectively, in 1995 compared to $0 and $5,521,802, respectively, in 1994.

COST OF GOODS SOLD

     Cost of goods sold was $9,976,933 or 87.7% of sales in 1995, an increase of $5,152,222 from $4,824,711 or 87.4% of net sales in 1994. The increase in cost of goods sold was attributable primarily to increased sales.

GROSS PROFIT

     Gross profit was $1,402,893 for 1995, an increase of $705,802. The gross profit percentage was 12.3% in 1995, a decrease from 12.6% in 1994. The slight decrease in gross profit was due primarily to an increase in air freight expense versus transporting goods by ship.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative ("SG&A") expenses were $511,117 or 4.5% of sales in 1995, a decrease of $92,374 from $603,491 or 10.9% of net revenues in 1994. The decrease in SG&A expense levels was primarily the result of the decrease in sales commissions.

INTEREST EXPENSE

     Interest expense in 1995 was $21,241 as compared to $2,430 in 1994. The increase in interest expense was the result of increase utilization of the Company's line of credit.

PROVISION (BENEFIT) FOR INCOME TAXES

     The provision (benefit) for income taxes was $195,000 and ($179,500) in 1995 and 1994, respectively. The increase in the provision for income taxes in 1995 was primarily attributable to increased earnings and reduced tax benefits available from prior years. The Company's effective tax rate increased to 22.3% in 1995 from (200.3%) in 1994, principally due to the loss carry forwards used in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Since its formation, the Company has financed its operations and met its capital requirements primarily through cash flows from operations, customer advances, from principals, credit facilities and two private placements. The Company received gross proceeds of $812,000 from two private placements in 1996. The proceeds of the private placements were used to pay expenses related to the Offering, for working capital and for other corporate purposes. The Company's capital requirements primarily result from working capital needs.

YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM (TO) OPERATING ACTIVITIES

     Operating activities used net cash of $367,339 in 1995 compared to providing net cash of $263,280 in 1996. The principal use of operating cash is to purchase fabric, manufacture the Company's products and import finished goods. Cash increased as a result of increased sales, profits, favorable turnover in accounts receivable and customer advances.

CASH FLOWS PROVIDED (USED) FOR INVESTING ACTIVITIES

     The Company's cash flow used by investing activities totalled $16,172 and $6,825 in 1995 and 1996. The Company's capital expenditures related to the purchase of fixed assets totalled $16,172 and $6,825 in 1995 and 1996. These capital expenditures were for office equipment, computer and improvements to leased premises. Certain budgeted capital expenditures over the next year are described in the "Use of Proceeds."

CASH FLOWS FROM (TO) FINANCING ACTIVITIES

     Cash flows from financing activities totalled $353,651 in 1995 and cash flows to financing activities totalled $183,975 in 1996. The majority of the financing costs incurred in 1996 arose primarily from deferred costs associated with the Offering in the amount of $230,930 and payments to the Company's Chief Executive Officer of $354,176 to pay down the Company's loan payable to him. Cash flows from financing activities in 1995 came primarily from the utilization of a bank line of credit of $247,403 and loans from the Company's Chief Executive Officer.

     The Company's ability to fund its working capital and capital expenditure requirements, make interest payments and meet its other cash requirements depends, among other things, on internally generated funds and proceeds from the Offering. Thereafter, if cash generated from operations is insufficient to satisfy the Company's capital requirements, the Company may have to sell additional equity or debt securities or obtain credit facilities. In the event such financing is needed in the future, there is no assurance that it will be available to the Company in an amount and on terms acceptable to the Company.

THREE MONTHS ENDED MARCH 31, 1997

     CASH FLOWS FROM (TO) OPERATING ACTIVITIES. Operating activities provided net cash of $307,038 for the 1997 Quarter compared to providing net cash of $32,120 for the 1996 Quarter. The principal use of operating cash is to purchase fabric, manufacture the Company's products and import finished goods. The increase in cash flows from operating activities was primarily attributable to an increase in net income, turnover of accounts receivable and utilization of existing inventories net of reductions in accounts payable and customer advances.

     CASH FLOWS PROVIDED (USED) FOR INVESTING ACTIVITIES. The Company's investing activities provided $44,593 of cash for the 1997 Quarter and used $1,900 for the 1996 Quarter. The increase in cash flows provided by investing activities is primarily attributable to reductions in notes receivable.

     CASH FLOWS FROM (TO) FINANCING ACTIVITIES. Cash flows from financing activities totalled $278,848 and $2,474 for the 1997 Quarter and the 1996 Quarter, respectively. The increase in cash flows from financing activities was primarily attributable to proceeds from the issuance of Common Stock.

SEASONALITY

     The Company's revenues and operating results have exhibited some degree of seasonality in past periods. Typically, the Company experiences its highest sales in the first and fourth quarters and its lowest sales in the second and third quarters. The Company expects this trend to continue in the future.

     The Company believes that the net proceeds of the Offering, together with its sales, existing cash resources and available credit facilities, will be sufficient to meet the Company's anticipated working capital needs for the next 12 months. The Company, however, may raise capital through the issuance of long-term or short-term debt, or the issuance of securities in private or public transactions to fund future expansion of its business, either before or after the end of the 12 month period. There can be no assurance that acceptable financing for future transactions can be obtained.

                                    BUSINESS

INTRODUCTION

     The Company produces internationally a variety of garments, primarily basic women's activewear, sportswear and businesswear which include skirts, blouses, blazers, pants, shorts, vests and dresses, using assorted fabrics including rayons, linens, cotton and wool. The Company produces garments for customers under its own labels, "Easy Concepts," "Magellan" and "Retrospettiva" and under private labels selected by its customers and markets its products to (i) large wholesalers such as Giorgio Sant' Angelo, Jeans Collectibles, Periwinkle, Positive Influence, David N., Rex Winston and Wild Life, (ii) national retailers including department stores such as Nordstrom, Dayton Hudson, Bloomingdales, J.C. Penney, Casual Corner, Neiman Marcus, May Co., Newton's, Macy's and Saks Fifth Avenue, and (iii) women's chain clothing stores such as Marshalls, TJ Maxx, Chadwicks, Hit or Miss, Fred Mayer, Burlington Coat Factory and Cato.

     Substantially all of the Company's garments are sold on a "package" basis pursuant to which the Company markets at fixed prices finished garments to the customer's specifications and quantity requirements, arranges for production of the garments and delivers the garments directly to the customer at the port of entry. In its marketing, the Company emphasizes these package arrangements and what it believes to be the better quality and lower prices of garments produced by skilled Eastern European workers as compared to lower paid workers in certain other regions. See "Business - Marketing."

     As a package provider, the Company sources and purchases fabrics and trims, arranges for cutting and sewing, and coordinates any other services required to provide a completed garment. Under this arrangement the Company does not assume the marketing and fashion risk generally associated with the apparel industry. Fabrics and trims are purchased from suppliers in China, India, Russia, Romania, Italy and the United States. These items are shipped to factories selected by the Company (generally located in Eastern Europe) where they are manufactured into completed garments under the Company's management and quality control guidance.

     The Company was organized in November 1990 initially to manufacture and import textile products from Italy including finished garments and fabrics. By 1993, the Company was purchasing fabrics from firms and factories around the world and contracting for the manufacture of the fabrics in Eastern Europe for importation into the United States. Net sales increased from $821,345 for the year ended December 31, 1993 to $5,521,802 in 1994, $11,379,826 in 1995 and
$12,902,195 in 1996.  See "Financial Statements."

STRATEGY

     The Company intends to continue to offer better quality, popular priced women's apparel in a wide variety of styles, patterns, colors and fabrics. The Company's business strategy emphasizes the following elements:

     MAINTAIN FOCUS ON THE COMPANY'S CORE BUSINESS. The Company will continue to produce, manufacture and market a wide variety of better quality, popular priced garments on a package basis while avoiding the trendier fashion apparel which contributes to inventory write-offs for out of style garments.

     INCREASE PENETRATION OF CURRENT MARKETS. The Company seeks to further penetrate its current markets by offering lower product prices while maintaining a high degree of quality control. The Company's relationships with its Eastern European manufacturers, lower transportation costs compared to other parts of the world (such as the Pacific Rim) and current quota free United States importation rules contribute to its ability to offer competitive prices.

     VERTICAL INTEGRATION. The Company intends to invest in wool manufacturing equipment which will be placed in certain manufacturing facilities in Macedonia with which the Company currently maintains manufacturing relationships. The equipment is expected to provide the Company with improved quality control, reduced costs and increased production.

     EXPAND DISTRIBUTION CHANNELS AND PRODUCT LINES. The Company will continue to explore new geographic markets for its existing products while expanding its existing product lines.

PRODUCTS

     The Company offers to its customers a variety of women's activewear, sportswear and businesswear including 26 women's garment styles manufactured in rayon, 33 styles manufactured in rayon and linen mixes, 30 styles manufactured in linen and cotton mixes, 25 styles manufactured in all cotton, 23 styles manufactured in wool and two styles manufactured in rayon faille. The Company's garments are moderately priced ranging at retail from $12.99 to $49.99 and are marketed primarily to college students and working women.

MARKETING

     The apparel industry in general and the women's apparel industry in particular are mature markets. According to the United States Department of Commerce, United States apparel sales increased from approximately $75 billion in 1986 to approximately $113 million in 1996, however, sales increased only approximately $3 billion between 1995 and 1996. Similarly, women's apparel sales increased from approximately $28 billion in 1986 to approximately
$33 billion in 1996 but decreased approximately $2 billion from 1995 to 1996. Accordingly, a substantial portion of any growth by individual apparel companies such as the Company must come at the expense of competitors.

     The Company produces garments for customers under its own labels, "Easy Concepts," "Magellan" and "Retrospettiva" and under private labels selected by its customers, and markets its products to (i) large wholesalers such as Giorgio Sant' Angelo, Jeans Collectibles, Periwinkle, Positive Influence, David N., Rex Winston and Wild Life, (ii) national retailers including department stores such as Nordstroms, Dayton Hudson, Bloomingdales, J.C. Penney, Casual Corner, Neiman Marcus, May Co., Newton's and Macy's, and (iii) women's chain clothing stores such as Marshalls, TJ Maxx, Chadwicks, Hit or Miss, Fred Mayer, Burlington Coat, Cato and Saks Fifth Avenue. Sales of the Company's own labeled products and private label products were $3,381,524 and $9,520,671, respectively, from the year ended December 31, 1996 and $306,774 and $4,787,083, respectively, for the three months ended March 31, 1997.

     Marketing is conducted through three in-house salespersons who call directly upon customers, through customer referrals and through the efforts of the Company's executive officers. The Company maintains a buying office in New York, attends trade shows and advertises by direct mail in trade journals.

     The Company's customers include large United States retailers and wholesalers as described above. Three of the Company's customers each accounted for 10% or more of sales for the year ended December 31, 1996 and two customers each accounted for 10% or more of such sales for the three months ended
March 31, 1997. A loss of any of these customers would have a material adverse affect on the Company's operations.

MANUFACTURING AND SUPPLIERS

     The Company produces garments based on the fabric, design, styling and quality specifications of individual customer orders. The Company does not own or operate any manufacturing facilities and obtains its products generally from manufacturers in Eastern Europe (primarily Macedonia) who contract with the Company to manufacture specific items of apparel in predetermined amounts and for agreed upon unit prices. The Company contracts for the purchase of fabric and the manufacture and sewing of its products with approximately 15 overseas factories. The Company believes that outsourcing allows it to enhance production flexibility and capacity while reducing capital expenditures and avoiding the costs of managing a large production work force. In addition, outsourcing provides the Company with expertise in fabric selection and manufacturing processes.

     The Company arranges for the production of its products based on orders received. The Company obtains substantially all of its customers' orders prior to placement of its contract manufacturing orders. The Company's customer orders may change with respect to colors, sizes, allotments or assortments prior to the manufacturing delivery date. However, the Company utilizes initial orders and its experience to estimate fabric quantities and production requirements.

     The Company purchases fabric and trim from the manufacturers of these garment components who ship their products directly to the Company's contract manufacturer. The Company does not have written contracts with any of its fabric or trim suppliers or contractors; however, the Company believes that its relationships with its suppliers and contractors are good. Although the loss of certain suppliers or contractors could have a significant adverse effect on the Company's operating results, the Company believes it would be able to replace such suppliers and contractors within a reasonable amount of time if required to do so.

     The Company delivers finished goods directly from its contract manufacturers to its customers at the port of entry.

QUALITY CONTROL

     The Company's quality control program is designed to provide that all of the Company's products meet the Company's standards. The Company maintains a staff of four quality control employees in the United States and seven such employees in Eastern Europe. The Company develops and inspects prototypes of each product prior to production, establishes fittings based on the prototype, inspects sample fabric prior to cutting and several times during the production process. The Company and (in the case of private label products) representatives of the Company's customers inspect final products prior to shipment.

BACKLOG

     As of March 31, 1997, the Company had unfilled orders of approximately $17,800,000 compared to approximately $11,700,000 at March 31, 1996. Backlog amounts include both firm and nonbinding orders, although the Company believes, based upon industry practice and prior experience, that substantially all of the nonbinding orders will be filled.

COMPETITION

     The apparel industry is highly competitive and consists of numerous manufacturers, importers and distributors. Many of the Company's competitors are significantly larger, more diversified and have significantly greater financial, distribution, marketing, name recognition and other resources than the Company. The Company believes it has certain competitive advantages resulting from its contractual relationships with Eastern European manufacturers including (i) the availability in Eastern European factories of highly skilled workers at relatively lower costs than in more economically developed regions,
(ii) a lack of quotas and lower tariffs in the importation of finished goods from certain Eastern European countries, and (iii) lower shipping costs as a result of the closer geographical proximity to the United States of the Company's Eastern European contract manufacturers compared to manufacturers in the Pacific Rim nations.

     The Company also encounters competition from department stores and mass merchandisers, including some of the Company's own retail customers who seek apparel under their own private labels. Recently, department stores and mass merchandisers have increased the amount of sportswear and activewear manufactured specifically by them or their contract manufacturers (including the Company), and sold under their own labels.

TRADEMARKS

     The Company has developed three apparel trademarks, "Easy Concepts," "Magellan" and "Retrospettiva" in connection with the marketing of its apparel. The Company regards its trademarks as valuable assets although no trademark registrations have been filed in the United States or in foreign countries and, accordingly, there can be no assurance the Company can successfully defend its trademarks against infringement by others.

CREDIT POLICY AND CREDIT CONTROL

     Prior to accepting a purchase order and purchasing fabric and components, the Company investigates the customer's credit history through traditional credit reporting services, through asset-based lenders of the customer and through other contract partners of the customer. The Company also generally obtains a deposit or advance payment before purchasing fabric or commencing garment production for the customer.

     The Company manages its own credit and collection functions. The Company does not factor its accounts receivables or maintain credit insurance to manage the risks of bad debts. The Company's bad debt write-offs were less than 1% of net sales for the year ended December 31, 1996.

GOVERNMENT REGULATION

     The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, or other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the signatories to adjust the quantity of imports for categories of merchandise that, under the terms of the agreements, are not currently subject to specific limits. The Company's imported products are also subject to United States customs' duties which may comprise a material portion of the cost of the merchandise. However, apparel imported from Macedonia is not subject to such quotas.

     Apparel products are subject to regulation by the Federal Trade Commission in the United States. Regulations relate principally to the labelling of the Company's products. The Company believes that it is in substantial compliance with such regulations, as well as applicable federal, state, local, and foreign rules and regulations governing the discharge of materials hazardous to the environment. There are no significant capital expenditures for environmental control matters either estimated in the current year or expected in the near future.

PROPERTIES

     The Company leases 2,200 square feet for its executive and administrative offices at 8825 West Olympic Boulevard, Beverly Hills, California 90211, on a five-year lease expiring November 1, 1999 for $2,300 per month subject to cost of living increases.

     The Company subleases 2,000 square feet of office and showroom facilities at 1359 Broadway, Suite 2102, New York, New York 10018, through October 1, 1998 for $2,600 per month which includes maintenance expenses. The Company maintains two small New York apartments for use by its employees traveling from Los Angeles, California and Macedonia to New York City. Both apartments are subleased to the Company with monthly rent aggregating approximately $3,500.

EMPLOYEES

     As of September 30, 1996, the Company employed 15 individuals in Los Angeles, California, New York, New York and Macedonia including its two executive officers, three inventory management and order control personnel, three administrative personnel and four quality control workers.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The name, age, position and terms of office of each of the Company's executive officers and directors are set forth below:

                                                            Officer or
   Name                 Age        Position              Director Since
   ----                 ---        --------              --------------
Borivoje Vukadinovic    38     Chief Executive Officer,       1991
                               President and Director

Michael D. Silberman    41     Chief Financial Officer,       1996
                               Secretary and Director

Ivan Zogovic            37     Manager - Export/Import        1996
                               and Director

Mojgan Keywanfar        34     Accounting Manager             1996
                               and Director

S. William Yost         67     Director                       1996

Donald E. Tormey        63     Director                       1996

Philip E. Graham        40     Director                       1996

     The name, age and position of each of the Company's key employees are set forth below:

Natasha Vukadinovic     33     General Manager - Foreign
                               Operations - Macedonia

Jovica Kecman           32     General Manager - International
                               Quality Control

Millisav Vicanovic      48     General Manager - Quality
                               Control - Macedonia

     Directors hold office for a period of one year from their election at the annual meeting of shareholders or until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. Upon completion of the Offering, the Company will establish an audit and compensation committee, each committee composed of a majority of individuals not employed by the Company.

BACKGROUND

     The following is a summary of the business experience, for at least the last five years, of the individuals named below:

DIRECTORS AND EXECUTIVE OFFICERS

     BORIVOJE VUKADINOVIC has been Chief Executive Officer and President of the Company since January 1993. From June 1990 to August 1993, he was Vice President and a principal stockholder of Celtex ENT, a Los Angeles, California based company which established and administered production of yarns and raw textiles in Yugoslavia, Turkey and Macedonia. From May 1988 to June 1990, he was the founder owner and President of DUTY OFF, Inc., a Los Angeles, California based company which produced young men's apparel. Since February 1993, Mr. Vukadinovic has written music and recorded record albums which include his own instrument and vocal performances. He earned a Bachelor of Arts degree in Business from the University of Banja Luka in Yugoslavia and a Bachelor of Arts degree in Art from Bern University in Switzerland.

     MICHAEL D. SILBERMAN was Executive Vice President of Allied Business Capital, a privately-held Los Angeles, California based commercial finance company from 1983 to 1991. From September 1991 to April 1992, Mr. Silberman was president of UMB Commercial Capital, a division of United Mercantile Bank of Pasadena, California where he administered the division's accounts' receivable finance department. From April 1992 to February 1994, he was a portfolio manager for Private Investment Fund, a privately-held and managed investment fund. From May 1994 until he joined the Company in April 1996, Mr. Silberman was a financial advisor with Prudential Securities Inc. Mr. Silberman earned a Bachelor of Arts degree from the University of California, Los Angeles ("UCLA") and an MBA degree from the Anderson Graduate School of Management at UCLA.

     IVAN B. ZOGOVIC has been employed by the Company as its Manager-Export/Import since January 1994 and was appointed a director in May 1996. In this capacity, Mr. Zogovic is responsible for the export and import of raw materials and finished goods including customs clearing, scheduling and freight forwarding, between the United States and the Company's contract manufacturers in Eastern Europe. He earned a law degree from the University of Belgrade Law School and practiced law in Yugoslavia from 1984 until 1992.

     MOJGAN KEYWANFAR has been employed by the Company as its accounting manager since February 1991 and was appointed a director in December 1996.
Ms. Keywanfar manages the Company's bookkeeping and management information systems. She holds a B.A. degree in Economics from California State University, Northridge.

     S. WILLIAM YOST became a director of the Company in May 1996. He has been an adjunct professor of Operations and Technology Management at the Anderson Graduate School of Management of the University of California, Los Angeles, since 1986. During his tenure at

Anderson, Dr. Yost developed two new graduate courses, Managing Service and Managing Entrepreneurial Operations. His career is diverse, with over 20 years experience in industrial positions together with four years as a presidential appointee in the executive branch of the federal government and three years in Management Consulting. His industrial experience includes nine years in energy-related production and exploration activities, six years in the manufacture of non-defense industrial products, three years in industrial services and supplies and four years in aerospace engineering and manufacturing. Dr. Yost holds a doctorate in Business Administration (DBA) from the Harvard Business School, an MBA from the Anderson Graduate School of Management at the University of California, Los Angeles, and a B.A. from the University of California, Berkeley. He serves on the Board of Directors of a number of small privately-held companies and is a consultant to a variety of public and private clients.

     DONALD E. TORMEY became a director of the Company in May 1996. From 1958 to 1996, he was employed by Chevron Corporation in a number of positions culminating as the Refinery General Manager in El Segundo, California. He holds a BSCE degree in engineering from the University of Wisconsin engineering school. Mr. Tormey served in the U.S. Army Corps of Engineers from 1951 to 1953 and was mayor of the City of Pinole, California from 1970 to 1971.

     PHILIP E. GRAHAM became a director of the Company in May 1996.  Since
March 1997, he has been the Information Technology Executive at the Avionics and Communications Finance and Information Technology department of Rockwell managing a staff of over 400 individuals. From 1989 until March 1997 he was employed by AirTouch Cellular in a number of positions, culminating as its director of Information Technology where he is responsible for administering and providing technical direction for a staff of 48 persons. From May 1984 to July 1989, he was a business systems manager for Northrop's B-2 Division where he managed three departments and 25 individuals supporting the B-2 (Stealth Bomber) project. Mr. Graham holds an MBA degree from the Anderson Graduate School of Management at the University of California, Los Angeles, an M.S. degree from California State University at Fullerton and a B.S. degree from the University of California at Irvine.

KEY EMPLOYEES

     NATASHA VUKADINOVIC has been employed by the Company since 1990 initially as a designer and subsequently as a manager responsible for quality control and organization of the Company's offshore production. In 1986, Ms. Vukadinovic, who is Borivoje Vukadinovic's sister, earned an advanced degree in textile design from the Textile Design School in Prague, Czechoslovakia.

     JOVICA KECMAN has been employed by the Company as general manager of international quality control since 1990. Mr. Kecman earned a degree in economics from the University of Banja Luka. He is Mr. Vukadinovic's brother-in-law.

     MILISAV VICANOVIC joined the Company in 1993 and is responsible for quality control of all of the Company's lightweight garments, such as dresses and two-piece women's suits. From 1975 to 1993, he was Director of Textile Manufacturing, Chief Executive Officer and General Manager for Macedonia Sport, a Yugoslavian company involved in the manufacture of garments in factories employing in the aggregate more than 3,500 workers. He earned an advanced degree in textile manufacturing from the University of Belgrade in 1971.

EXECUTIVE COMPENSATION

     The following table discloses all compensation paid to the Chief Executive Officer of the Company for the year ended December 31, 1996. No other executive officer's annual compensation exceeded $100,000 in 1996.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM COMPENSATION
                                 ANNUAL COMPENSATION               AWARDS          PAYOUTS
                        ------------------------------------  ---------------------------------
         (a)             (b)     (c)      (d)         (e)        (f)         (g)        (h)         (i)
                                                     Other                                          All
                                                    Annual    Restricted                           Other
     Name and                                       Compen-     Stock      Options/    LTIP       Compen-
Principal Position      Year  Salary($)  Bonus($)  sation($)  Award(s)($)   SARS(#)  Payouts($)  sation($)
------------------      ----  ---------  --------  ---------  -----------  --------  ----------  ---------
Borivoje  Vukadinovic   1996   $40,928     -0-        -0-        -0-      500,000(1)    -0-        -0-
Chief Exec. Officer

(1)  See 1996 Stock Option Plan.

     In May 1996, the Company entered into three-year employment agreements with Mr. Vukadinovic, the Company's Chief Executive Officer, and Mr. Silberman, the Company's Chief Financial Officer, which provide for annual salaries commencing the first month following closing of the Offering of $95,000 and $60,000, respectively, together with a non-competition clause for two years following termination of Mr. Vukadinovic's employment agreement. As a part of their employment agreements, Mr. Vukadinovic and Mr. Silberman received stock options to purchase up to 1,191,290 and 119,129 shares, respectively, of Common Stock exercisable until April 2006 at $6.75 per share. Mr. Vukadinovic's stock options are cancelable under certain circumstances. See "1996 Stock Option Plan."

     The Company's directors do not receive any cash compensation as directors, although they are reimbursed for out-of-pocket expenses in attending Board of Directors' meetings and have been granted stock options to purchase an aggregate of 204,902 shares of the Company's Common Stock at prices ranging from $1.68 per share to $2.94 per share under the Company's 1996 Stock Option Plan.

1996 STOCK OPTION PLAN

     In May 1996, the Company adopted a stock option plan (the "Plan") which provides for the grant of options intended to qualify as "incentive stock options" and "nonqualified stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Incentive stock options are issuable only to eligible officers, directors, key employees and consultants of the Company.

     The Plan is administered by the Compensation Committee of the Board of Directors which is comprised of nonemployee directors. As of May 1996, the Company had reserved 1,786,930 shares of Common Stock for issuance under the Plan. Under the Plan, the Board of Directors determines which individuals shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

     The per share exercise price of the Common Stock may not be less than the fair market value of the Common Stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option on the date of grant.

     No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 10 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding.

     As of the date of this Memorandum, 1,761,635 options have been granted under the Plan to officers, directors, employees and consultants including 1,477,196 options granted to Messrs. Vukadinovic and Silberman, an aggregate of 204,902 options granted to the Company's five non-salaried directors and 79,537 options granted to employees and consultants. The per share exercise prices represented the fair market value of the Company's Common Stock at the date such options were granted, based on prior sales of the Company's Common Stock. The table below sets forth the total number of options issued to each executive officer and director of the Company and the exercise price. Messrs. Vukadinovic's and Silberman's options are exercisable until April 2006. The remaining options expire at various times through 2006. All options were granted in 1996.

                                         Percent of
                                        Total Options
                                          Granted to
 Name of Executive       Total Number    Employees in  Exercise  Expiration
Officer or Director   of Options Issued   Fiscal Year   Price       Date
-------------------   -----------------  ------------  --------  ----------
Borivoje Vukadinovic     1,358,067(1)        77.1          (1)      2006
Michael D. Silberman       119,129            6.8        6.75       2006
Ivan Zogovic                66,712            3.8          (2)      2006
Mojgan Keywanfar            66,712            3.8          (2)      2006
S. William Yost             23,826            1.4       $2.94       2006
Donald E. Tormey            23,826            1.4       $2.94       2006
Philip E. Graham            23,826            1.4       $2.94       2006
                         ---------           ----
TOTALS                   1,682,098           95.7

-----------------
(1) Consists of 166,777 options exercisable at $.63 per share and the remaining 1,191,290 options exercisable at $6.75 per share. A total of 595,645 of the options will be cancelled by the Company if the Company's after tax net income for the year ended December 31, 1997 does not exceed $750,000.

(2) Consists of 35,739 options exercisable at $2.94 per share and 30,973 options exercisable at $1.68 per share as to each individual.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the ownership of the Company's Common Stock as of March 31, 1997, by (i) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's directors and (iii) all directors and officers of the Company as a group. The persons listed in the table have sole voting and investment powers with respect to the shares of Common Stock and the address of each person is in care of the Company at 8825 West Olympic Blvd., Beverly Hills, California 90211.

                                             Percent of       Percent of
                               Amount of     Class Prior      Class After
Name                           Ownership     to Offering       Offering
----                           ---------     -----------      -----------
Borivoje Vukadinovic(1)        2,454,051        79.0%            59.7%
Michael D. Silberman(2)          200,136        10.7              7.0
Ivan Zogovic(3)                   66,712         3.7              2.4
Mojgan Keywanfar(5)               66,712         3.7              2.4
S. William Yost(4)                23,826         1.3                *
Donald E. Tormey(4)               23,826         1.3                *
Philip E. Graham(4)               23,826         1.3                *
All officers and
 directors as a
 group (7 persons)             2,859,089        83.3%            64.5%
                                                ----             ----
*    Less than 1%.

(1) Includes stock options to purchase up to 1,191,290 shares of Common Stock at $6.75 per share and 166,777 shares at $.63 per share exercisable until April 2006. See "Management - 1996 Stock Option Plan."

(2) Includes stock options to purchase up to 119,129 shares of Common Stock at $6.75 per share until April 2006. See "Management - 1996 Stock Option Plan."

(3) Represents stock options to purchase up to 30,973 shares at $1.68 per share exercisable at any time until April 2001, 11,913 shares at $2.94 per share exercisable at any time until May 2001, and 23,826 shares at $2.94 per share exercisable at any time until April 2006. See "Management - 1996 Stock Option Plan."

(4) Represents stock options to purchase up to 23,826 shares of Common Stock at $2.94 per share exercisable at any time until May 2001. See "Management - 1996 Stock Option Plan."

(5) Represents stock options to purchase up to 11,913 shares at $2.94 per share exercisable at any time until May 2001, 30,973 shares at $1.68 per share exercisable at any time until April 2006, and 23,826 shares at $2.94 per share exercisable at any time until April 2006. See "Management - 1996 Stock Option Plan."

                            SELLING SHAREHOLDERS

     The Company is registering by this Prospectus and at its expense 50,000 shares of Common Stock held by Mr. Vukadinovic and 25,000 shares of Common Stock held by Mr. Silberman, the Company's Chief Executive Officer and Chief Financial Officer, respectively. The Common Stock may be sold from time to time after the date hereof in public or private open market transactions directly to purchasers or through brokerage firms at prevailing market prices less customary commissions. The Underwriters and Selling Shareholders have no plans, proposals, arrangements or understandings with respect to any transactions involving the Selling Shareholders' securities. If there are changes to the stated plan of distribution, including any plans, proposals, arrangements or understandings involving the Underwriters or the distribution of the Common Stock, a post-effective amendment with current information will first be filed with and declared effective by the Commission. Information concerning the Selling Shareholders is set forth below. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the 1933 Act.

                                            Percent of        Number of    Percent of Class
       Name of             Number of       Class Owned     Shares Offered     To Be Owned
Selling Stockholder      Shares Owned   Prior to Offering     For Sale      After Offering
-------------------      ------------   -----------------  --------------  ----------------
Borivoje Vukadinovic     2,454,051(1)         79.0%            50,000           59.7%

Michael D. Silberman       200,136(2)         10.7%            25,000            7.0%

(1) Includes stock options to purchase up to 1,191,290 shares of Common Stock at $6.75 per share and 166,777 shares at $.63 per share exercisable until April 2006. Also includes the 50,000 shares of Common Stock registered for sale hereby.

(2) Includes stock options to purchase up to 119,129 shares of Common Stock at $6.75 per share until April 2006. Also includes the 25,000 shares of Common Stock registered for sale hereby.

                              CERTAIN TRANSACTIONS

     In May 1996, the Company executed employment agreements with Mr. Vukadinovic and Mr. Silberman, its Chief Financial Officer, providing for annual salaries of $95,000 and $60,000 respectively. In connection with their employment, Messrs. Vukadinovic and Silberman received options to purchase 1,191,290 shares and 119,129 shares, respectively of the Company's Common Stock, exercisable in perpetuity, at certain fixed prices and Mr. Silberman also received 81,007 shares of Common Stock for services rendered valued at $.42 per share. See "Management - Executive Compensation."

     At March 31, 1997, Mr. Vukadinovic was indebted to the Company in the amount of $105,777. The indebtedness is evidenced by an unsecured promissory note bearing interest at 10% per annum and is due on demand.

     Until December 31, 1996, Mr. Vukadinovic was a principal but minority stockholder in Easy Concepts, Inc. ("EC"), an apparel customer of the Company. At December 31, 1996 and March 31, 1997, EC was indebted to the Company for apparel purchases in the amounts of $1,182,202 and $552,902, respectively. EC is current in its payments on the account.

     The Company believes that the transactions described above were fair, reasonable and consistent with the terms of transactions which the Company could have entered into with non-affiliated third parties. All future transactions with affiliates will be approved by a majority of the Company's disinterested directors.

                            DESCRIPTION OF SECURITIES

UNITS

     Each Unit being offered hereby consists of two shares of Common Stock and one Warrant. The Common Stock and Warrants have been approved for listing on the National Market and are separately transferable as of the date of this Prospectus.

COMMON STOCK

     The Company is authorized to issue 15,000,000 shares of no par value Common Stock. Upon issuance, the shares of Common Stock are not subject to further assessment or call. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting for election of directors is permitted. Subject to the prior rights of any series of Preferred Stock which may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue 1,000,000 shares of no par value preferred stock (the "Preferred Stock"). The Preferred Stock may, without action by the shareholders of the Company, be issued by the Board of Directors ("Board") from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

     It is not possible to state the actual effect of any other authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the Company, and may adversely affect the holders of the Common Stock. See "Risk Factors - Control by Management; Authorization and Issuance of Preferred Stock; Prevention of Changes in Control."

WARRANTS

     Each Warrant represents the right to purchase one share of Common Stock at an initial exercise price of $7.50 per share for a period of five years from the date hereof. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment in certain events including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price of the Company's securities.

     Warrants may be redeemed in whole or in part, at the option of the Company after six months from the date hereof, upon 30 days' notice, at a redemption price equal to $.01 per Warrant if the closing price of the Company's Common Stock on the National Market is at least $8.50 per share for 20 consecutive trading days, ending not earlier than five days before the Warrants are called for redemption.

     Holders of Warrants may exercise their Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. The Company is required to use its best efforts to maintain a current prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Warrants until the expiration date of the Warrants, although there can be no assurance that the Company will be able to do so.

     The shares of Common Stock issuable on exercise of the Warrants will be, when issued in accordance with the Warrants, fully paid and non-assessable. The holders of the Warrants have no rights as shareholders until they exercise their Warrants.

     For the life of the Warrants, the holders thereof are given the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other shareholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the Warrants.

COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, there will be 2,750,000 shares of Common Stock outstanding, of which 1,000,000 shares included in the Units have been registered in the Offering on behalf of the Company, 75,000 shares have been registered on behalf of the Selling Shareholders, and the remaining 1,675,000 shares have not been registered in the Offering and are "restricted securities" under Rule 144 of the 1933 Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period the number of shares which does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 27,500 shares immediately after the Offering assuming no exercise of the Warrants, the Representative's Warrants, the Overallotment Option, or other outstanding stock options) or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person without any quantity limitation after the securities have been held for two years. Of the 1,675,000 shares of Common Stock that are restricted securities 1,340,241 are currently eligible for sale under Rule 144 and the remaining 334,759 shares may be sold in March 1998. The Company is unable to predict the effect that any sales, under Rule 144 or otherwise, may have on the then prevailing market price of the Common Stock. The Company's officers, directors and 5% or greater shareholders (holding an aggregate of 1,101,991 shares after deducting the 75,000 shares to be registered hereby) have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of two years from the date of this Prospectus, without the prior written consent of the Representative provided, however, that one-half of such shares (550,996 shares) may be sold after one year from the date of the Prospectus if the Company reports at least $1,000,000 of after tax net income for the year ending
December 31, 1997. The Company has also granted certain demand and piggy-back registration rights to the Representative with respect to the Representative's Warrants as well as the securities issuable upon exercise of the Representative's Warrants.

TRANSFER AGENT AND WARRANT AGENT

     The Company has appointed Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado 80202, as its transfer agent and warrant agent.

DIVIDENDS

     The Company has not paid dividends on its Common Stock since inception and does not plan to pay dividends in the foreseeable future. Earnings, if any, will be retained to finance growth.

LIMITATION ON LIABILITIES

     The Company's Articles of Incorporation provide that liability of directors to the Company for monetary damages is eliminated to the full extent provided by California law. Under California law, a director is not personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on the Company's capital stock or the unlawful purchases of its capital stock; or (iv) for any transaction from which the director derived any improper personal benefit.

     The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of Units set forth opposite their names below:

                                                     NUMBER OF
            UNDERWRITER                                UNITS
            -----------                                -----

                                                     -------
          Total                                      500,000
                                                     -------

     The Company has been advised by the Representative that the Underwriters propose to offer the Units purchased by them directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at a price that represents a concession of $_____ per Unit. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $__________ within the discretion of the Representative. The Underwriters are committed to purchase and pay for all of the Units if any Units are taken. After the initial public offering of the Units, the offering price and the selling terms may be changed by the Underwriters.

     The Company has granted the Underwriters an Overallotment Option, exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 75,000 Units solely to cover overallotments.

     The Underwriters will purchase the Units (including Units subject to the Overallotment Option) from the Company at a price of $10.80 per Unit. In addition, the Company has agreed to pay to the Representative a 3% nonaccountable expense allowance on the aggregate initial public offering price of the Units, including Units subject to the Overallotment Option of which $15,000 has been paid. The Representative has agreed to pay a finder's fee of up to $45,000 to a person not affiliated with the Company or the Representative for introducing the Company to the Representative.

     The Company has agreed to issue the Representative's Warrants to the Representative for a consideration of $100. The Representative's Warrants are exercisable at any time in the four-year period commencing one year from the date of this Prospectus to purchase up to 50,000 Units for $14.40 per Unit. The Representative's Warrants are not transferable for one year from the date of this Prospectus except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. During the term of the Representative's Warrants, the holder thereof is given the opportunity to profit from a rise in the market price of the Company's securities. The Company may find it more difficult to raise additional equity capital while the Representative's Warrants are outstanding. At any time at which the Representative's Warrants are likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. If the Company files a registration statement relating to an equity offering under the provisions of the 1933 Act at any time during the five-year period following the date of this Prospectus, the holders of the Representative's Warrants or underlying Units will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying Units at the request of the holders. Additionally, the Company has agreed, for a period of five years commencing on the date of this Prospectus, on demand of the holders of a majority of the Representative's Warrants or the Units issued or issuable thereunder, to register the Units underlying the Representative's Warrants one time at the Company's expense. The registration of securities pursuant to the Representative's Warrants may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Representative's Warrants are outstanding. The number of Units covered by the Representative's Warrants and the exercise price are subject to adjustment under certain events to prevent dilution. In the event of any demand registration, the Company has the right to redeem the Representative's Warrants by committing to pay, within ten days of the date of such demand registration, the difference between the exercise price of the Representative's Warrants and the average bid price of the Units (or the component securities) over the prior ten business days.

     The Company has agreed, in connection with exercise of the Warrants pursuant to solicitation by the Representative, or any other broker-dealer, to pay to the Representative, or any broker-dealer, a fee of 5% of the exercise price of any Warrants exercised after six months from the date hereof. The Representative, or broker-dealer, will not be entitled to receive such compensation in Warrant exercise transactions except with respect to the exercise of Warrants solicited and procured by such broker-dealer and confirmed in writing by the Warrantholder that the broker-dealer solicited such Warrants and provided that (i) the market price of the shares of Common Stock at the time of exercise is higher than the exercise price of the Warrants, (ii) disclosure of compensation arrangements is made, in addition to the disclosure provided in the Registration Statement, in documents provided to holders of Warrants at the time of exercise, (iii) the exercise of the Warrants is solicited, (iv) the Warrants are not exercised by discretionary accounts, and (v) the solicitation of exercise of the Warrants is not in violation of Rule 10b-6 promulgated under the 1934 Act.

     The Company's officers, directors and 5% or greater shareholders (holding an aggregate of 1,101,991 shares) have entered into a lock-up agreement with the Representative pursuant to which they have agreed not to sell or otherwise dispose of any of their shares of Common Stock (including shares issuable upon exercise of stock options) for a period of two years from the date of this Prospectus without the prior written consent of the Representative; provided, however, that one-half of such shares (550,996 shares) may be sold after one year from the date of the Prospectus if the Company reports at least $1,000,000 of after tax net income for the year ending December 31, 1997. The Company has also granted certain demand and piggy-back registration rights to the Representative with respect to the Representative's Warrants as well as the securities issuable upon exercise of the Representative's Warrants.

     The Company has agreed with the Representative that, for a period of 36 months from the effective date of the Offering, the Company will allow an observer designated by the Representative and acceptable to the Company to attend all meetings of the Board of Directors. The observer will have no voting rights, will be reimbursed for out-of-pocket expenses incurred in attending meetings and will be indemnified against any claims arising out of participation at the meetings, including claims based on liabilities arising under the securities laws.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments that any Underwriter may be required to make in respect thereof.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gary A. Agron, Englewood, Colorado. Certain legal matters in connection with the Offering will be passed upon for the Representative by Pezzola & Reinke, a Professional Corporation, Oakland, California.

                                     EXPERTS

     The financial statements of the Company for the years ended December 31, 1995 and 1996, appearing in this Prospectus, have been audited by AJ. Robbins, P.C., independent certified public accountants, as stated in their report appearing herein, and have been so included herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto which may be inspected without charge at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036.

     The Company will be subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549 at prescribed rates.

                        INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
                                                                  ----

Independent Auditor's Report                                         2

Balance Sheets                                                       3

Statements of Income                                                 5

Statement of Changes in Stockholders' Equity                         6

Statements of Cash Flows                                             7

Notes to Financial Statements                                        8

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
RETROSPETTIVA, INC.
BEVERLY HILLS, CALIFORNIA


We have audited the accompanying balance sheet of Retrospettiva, Inc. as of December 31, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the two years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Retrospettiva, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the two years ended December 31, 1996 in conformity with generally accepted accounting principles.





                                            AJ. ROBBINS, P.C.
                                            CERTIFIED PUBLIC ACCOUNTANTS
                                            AND CONSULTANTS

DENVER, COLORADO
MARCH 15, 1997
Except for Note 14 as to which
the date is June 1, 1997

                              RETROSPETTIVA, INC.
                                 BALANCE SHEETS

                                     ASSETS


                                                    DECEMBER 31,     MARCH 31,
                                                        1996            1997
                                                    ------------    -----------
                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash                                               $  110,777     $  741,256
  Accounts receivable, net, pledged                     760,495        469,412
  Accounts receivable, related party, pledged         1,182,202        597,495
  Note receivable, current portion                      140,000        115,121
  Note receivable, stockholder                                -        105,777
  Inventories, pledged                                3,112,678      2,404,271
  Deferred tax assets, current portion                   11,000         11,000
  Deferred offering costs                               330,930         31,779
  Other                                                  14,825         31,563
                                                     ----------     ----------
    Total Current Assets                              5,662,907      4,507,674

PROPERTY AND EQUIPMENT, at cost, net                     61,386         56,979

NOTE RECEIVABLE, net of current portion                  47,583         17,583

DEFERRED TAX ASSETS, net of current portion               5,000          5,000

OTHER ASSETS                                             80,666         80,666
                                                     ----------     ----------

                                                     $5,857,542     $4,667,902
                                                     ==========     ==========










                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              RETROSPETTIVA, INC.
                           BALANCE SHEETS (CONTINUED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                    DECEMBER 31,     MARCH 31,
                                                        1996            1997
                                                    ------------    -----------
                                                                    (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable, trade                            $2,806,812     $1,745,489
  Note payable                                          237,580        205,000
  Notes payable, related parties                        250,000        250,000
  Accrued expenses                                       51,070         57,624
  Accrued income taxes                                  541,910        738,670
  Customer advances                                     909,681        142,271
                                                     ----------     ----------
    Total Current Liabilities                         4,797,053      3,139,054


COMMITMENTS AND CONTINGENCIES


STOCKHOLDERS' EQUITY:
  Preferred stock - authorized 1,000,000 shares -
   none issued or outstanding                                 -              -
  Common stock - authorized 15,000,000 shares,
   no par value; issued and outstanding
   1,415,241 and 1,750,000 shares, respectively         154,000        272,054
  Additional paid-in capital                            230,000        230,000
  Retained earnings                                     676,489      1,026,794
                                                     ----------     ----------

    Total Stockholders' Equity                        1,060,489      1,528,848
                                                     ----------     ----------

                                                     $5,857,542     $4,667,902
                                                     ==========     ==========









                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                 RETROSPETTIVA, INC.
                                 STATEMENTS OF INCOME

                                                                THREE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,            MARCH 31,
                                 -------------------------   -------------------------
                                    1995          1996          1996           1997
                                 -----------   -----------   -----------   -----------
                                                             (UNAUDITED)   (UNAUDITED)
SALES                            $ 9,165,448   $ 9,520,671   $ 3,540,923   $ 4,787,083
SALES, related party               2,214,378     3,381,524     1,098,246       306,774
                                 -----------   -----------   -----------   -----------

  Total Sales                     11,379,826    12,902,195     4,639,169     5,093,857

COST OF SALES                      9,976,933    11,006,053     3,957,211     4,345,060
                                 -----------   -----------   -----------   -----------

GROSS PROFIT                       1,402,893     1,896,142       681,958       748,797
                                 -----------   -----------   -----------   -----------

OPERATING EXPENSES:
Selling expenses                     230,301       170,179        51,371        47,788
General and administrative           280,816       362,621        78,572       102,440
                                 -----------   -----------   -----------   -----------

  Total Operating Expenses           511,117       532,800       129,943       150,228
                                 -----------   -----------   -----------   -----------

INCOME FROM OPERATIONS               891,776     1,363,342       552,015       598,569

OTHER INCOME (EXPENSES)
  Other income                         4,960        11,202             -             -
  Interest expense                   (21,241)      (61,457)      (12,342)      (13,264)
                                 -----------   -----------   -----------   -----------

Net Other Income (Expenses)          (16,281)      (50,255)      (12,342)      (13,264)
                                 -----------   -----------   -----------   -----------

INCOME BEFORE INCOME TAXES           875,495     1,313,087       539,673       585,305

PROVISION FOR INCOME TAXES           195,000       540,285       243,000       235,000
                                 -----------   -----------   -----------   -----------

NET INCOME                       $   680,495   $   772,802   $   296,673   $   350,305
                                 ===========   ===========   ===========   ===========

NET INCOME PER COMMON SHARE      $       .39   $       .44   $       .17  $        .20
                                 ===========   ===========   ===========   ===========

WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                1,750,000     1,750,000     1,750,000     1,750,000
                                 ===========   ===========   ===========   ===========



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              RETROSPETTIVA, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
             AND THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                                      COMMON STOCK        ADDITIONAL    RETAINED
                                  --------------------     PAID IN      EARNINGS
                                   SHARES      AMOUNT       CAPITAL     (DEFICIT)       TOTAL
                                  ---------   --------    ----------   ----------    ----------
Balances, December 31, 1994       1,095,984   $ 20,000     $230,000    $ (776,808)   $ (526,808)

Net income for the year                   -          -            -       680,495       680,495
                                  ---------   --------     --------    ----------    ----------

Balances, December 31, 1995       1,095,984     20,000      230,000       (96,313)      153,687

Stock issued for compensation        81,007     34,000            -                      34,000

Stock issued for bridge loans       238,250    100,000            -             -       100,000

Net income for the year                   -          -            -       772,802       772,802
                                  ---------   --------     --------    ----------    ----------

Balances, December 31, 1996       1,415,241    154,000      230,000       676,489     1,060,489

Stock issued in private
  offering net of offering
  costs (unaudited)                 334,759    118,054            -             -       118,054

Net income for the period
  (unaudited)                             -          -            -       350,305       350,305
                                  ---------   --------     --------    ----------    ----------

Balances, March 31, 1997
  (unaudited)                     1,750,000   $272,054     $230,000    $1,026,794    $1,528,848
                                  =========   ========     ========    ==========    ==========















                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                               RETROSPETTIVA, INC.
                             STATEMENTS OF CASH FLOWS

                                                                                 THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,          MARCH 31,
                                                     -----------------------   -----------------------
                                                        1995          1996        1996         1997
                                                    -----------    ---------   ---------   -----------
                                                                              (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net income                                          $   680,495   $  772,802   $ 296,673    $  350,305
  Adjustments to reconcile net income to net
    Cash provided (used) by operating activities:
    Depreciation and amortization                        17,792       17,491       4,291         4,407
    Stock issued for compensation                          --         34,000        --            --
    Deferred income taxes                               160,000        7,000        --            --
    Services provided to reduce
     note receivable                                       --          8,417        --          10,286
    Changes in:
      Accounts receivable                               274,471     (572,917)      2,048       291,083
      Accounts receivable,
       related party                                   (441,830)    (740,372)   (542,245)      584,707
      Accounts receivable -- others                     (76,166)        --           --           --
      Inventories                                    (1,257,515)    (592,610)    572,017       708,407
      Other                                              (3,600)     (11,225)       (539)      (16,738)
      Accounts payable
       and accrued expenses                             265,682     (103,765)   (743,125)   (1,054,769)
      Accrued income taxes                               13,332      534,778     243,000       196,760
      Customer advances                                    --        909,681     200,000      (767,410)
                                                    -----------    ---------   ---------   -----------
        Cash flows provided (used) by
         operating activities                          (367,339)     263,280      32,120       307,038
                                                    -----------    ---------   ---------   -----------
CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
  Purchase of fixed assets                              (16,172)      (6,825)     (1,900)         --
  Payments on notes receivable                              --          --          --          44,593
                                                    -----------    ---------   ---------   -----------
    Cash flows provided (used) by
     investing activities                               (16,172)      (6,825)     (1,900)       44,593
                                                    -----------    ---------   ---------   -----------
CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
  Loans to stockholder                                     --           --          --        (116,027)
  Collections on note receivable, stockholder              --           --          --          10,250
  Proceeds from note payable,
   stockholder                                          351,263      170,856       2,199          --
  Payments on note payable, stockholder                (245,015)    (354,176)       --            --
  Proceeds from notes payable,
   related parties                                         --        250,000        --            --
  Proceeds from note payable                            247,403         --           275          --
  Payments on note payable                                  --       (19,725)       --         (32,580)
  Deferred offering costs                                   --      (230,930)       --         299,151
  Proceeds from issuance of common stock                    --          --          --         118,054
                                                    -----------    ---------   ---------   -----------
    Cash flows provided (used) by
     financing activities                               353,651     (183,975)      2,474       278,848
                                                    -----------    ---------   ---------   -----------
NET INCREASE (DECREASE) IN CASH                         (29,860)      72,480      32,694       630,479

CASH IN BANK, beginning of period                        68,157       38,297      38,297       110,777
                                                    -----------    ---------   ---------   -----------
CASH IN BANK, end of period                         $    38,297    $ 110,777   $  70,991   $   741,256
                                                    -----------    ---------   ---------   -----------
                                                    -----------    ---------   ---------   -----------

See Note 13
                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                             RETROSPETTIVA, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACTIVITY
Retrospettiva, Inc. (the Company) located in Beverly Hills, California was organized in November 1990 to manufacture and import textile products from Italy including finished garments and fabrics. By 1993, the Company was purchasing fabrics from firms and factories around the world and contracting for the manufacture of the fabrics in Eastern Europe (primarily Macedonia) for importation into the United States.

The Company designs, manufactures and markets a variety of garments. Fabrics are purchased from suppliers worldwide including firms in China, India, Russia, Romania, Italy and the United States. The fabrics are shipped to contractor factories primarily in Macedonia to be manufactured into finished garments for shipment to the Company's customers in the United States.

UNAUDITED INTERIM FINANCIAL STATEMENTS
In the opinion of management, the unaudited interim financial statements for the three month periods ending March 31, 1996 and 1997 are presented on a basis consistent with the audited annual financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such periods. The results of operations for the interim period ending March 31, 1997 are not necessarily indicative of the results to be expected for the year ended December 31, 1997.

STOCK SPLITS
In May 1996, the Company's Board of Directors authorized a 46 for one stock split. The financial statements have been presented as if the split had occurred at the beginning of each period presented.

In May 1997, the Company's Board of Directors authorized a 2.3826 for one stock split to be approved by the Company's stockholders in June 1997. The financial statements have been presented as if the split had occurred at the beginning of each period presented.

CASH AND CASH EQUIVALENT
Cash and cash equivalents include cash on hand and investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE
The Company provides an allowance for doubtful accounts, as needed, for accounts deemed uncollectible. Allowance for uncollectible accounts was recorded at $17,196 for December 31, 1996 and March 31, 1997 (unaudited), respectively.

INVENTORIES
Inventories are valued at the lower of cost (first-in, first-out) or market.

                             RETROSPETTIVA, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT
Property and equipment are recorded at cost. Depreciation and amortization expense is generally provided on a straight-line basis using estimated useful lives of 5-10 years for equipment. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation and amortization expense of property and equipment was $17,792, $17,491, $4,291, and $4,407 for the years ended December 31, 1995, 1996 and for the three months ended March 31, 1996 (unaudited) and 1997 (unaudited), respectively.

DEFERRED OFFERING COSTS
Costs incurred in connection with the Company's current anticipated public offering are deferred and will be charged against stockholders' equity upon the successful completion of the offering or charged to expense if the offering is not consummated.

REVENUE RECOGNITION
Revenue is recognized when sold merchandise has cleared customs in the United States and is available to be shipped to customers from a port of entry.

INCOME TAXES
The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS
109), Accounting for Income Taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities. The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. The adoption of SFAS 109 did not have a material effect on the Company's financial statements.

EARNINGS PER COMMON SHARE
Earnings per common share is computed based upon the weighted average number of common and dilutive common equivalent shares outstanding during the period. Fully diluted and primary earnings per common share are the same amounts for each of the periods presented.

Common shares issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of warrants and stock options (using the treasury stock method) at prices substantially less than the initial public offering price have been included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.

Dilutive common equivalent shares consist of stock options and warrants (calculated using the treasury stock method). In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

                             RETROSPETTIVA, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amount of the Company's financial instruments, which principally include cash, trade receivables, note receivable, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments.

The fair value of the Company's debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's borrowing rate. At December 31, 1996 and March 31, 1997 (unaudited), the carrying value of all financial instruments was not materially different from fair value.

CREDIT RISK
The Company sells its merchandise principally to customers throughout the United States. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based upon these evaluations. The Company's credit losses for the periods presented have not exceeded management's estimates.

There are two customers that make up 93% and 81% of the accounts receivable balance at December 31, 1996 and March 31, 1997 (unaudited), respectively.

The Company maintains all cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.

                             RETROSPETTIVA, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SIGNIFICANT CUSTOMERS
Individual customers aggregating in excess of 10% of net sales are as follows:

                                                     THREE MONTHS ENDED
                         YEARS ENDED DECEMBER 31,          MARCH 31,
                         -----------------------   ------------------------
                            1995         1996         1996          1997
                         ----------   ----------   ----------    ----------
                                                   (UNAUDITED)   (UNAUDITED)
SALES
  Customer A             $5,413,771   $4,102,545   $2,149,939    $      -
  Customer B             $2,325,851   $3,745,836   $  891,529    $3,257,966
  Customer C,
    related party        $2,214,378   $3,381,524   $1,098,246    $  306,774
  Customer D             $      -     $      -     $      -      $1,074,696

RELATED PARTY TRANSACTIONS
The Company has sales to a related party customer. The Company's officer/stockholder is part owner of Customer C. Accounts receivable at December 31, 1996 and March 31, 1997 for Customer C was $1,182,202 and $597,495 (unaudited), respectively.

Principal ownership and control of the Company rests with the Chief Executive Officer.

ADOPTION OF NEW STANDARDS
Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128), was issued in February 1997 (effective for financial statements ending after December 15, 1997). This Statement simplifies the standards for computing earnings per share (EPS) previously found in APB Opinion No. 15, Earnings Per Share, and makes them more comparable to international EPS standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company has not yet assessed the impact of SFAS 128 on its financial statements.

                             RETROSPETTIVA, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 2 - INVENTORIES

Inventories consist of the following:

                                        DECEMBER 31,       MARCH 31,
                                           1996              1997
                                        ------------      ----------
                                                          (UNAUDITED)
  Finished goods                        $  923,373        $  409,200
  Work-in-process                          908,752           881,985
  Raw materials                          1,280,553         1,113,086
                                        ----------        ----------
                                        $3,112,678        $2,404,271
                                        ----------        ----------
                                        ----------        ----------

The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements impose quotas on the amount and type of goods which can be imported into the United States from these countries and can limit or prohibit importation of products on very short notice. The Company's imported products are also subject to United States customs duties which are a material portion of the Company's cost of imported goods. A substantial increase in customs duties or a substantial reduction in quota limits applicable to the Company's imports could have a material adverse effect on the Company's financial condition and results of operations.

NOTE 3 - OTHER ASSETS

Other assets consist of the following:

                                        DECEMBER 31,       MARCH 31,
                                           1996              1997
                                        ------------      ----------
                                                          (Unaudited)
  Insurance claim, receivable             $76,166           $76,166
  Deposits                                  4,500             4,500
                                          -------           -------
                                          $80,666           $80,666
                                          -------           -------
                                          -------           -------

The insurance claim receivable is due to inventory lost in a fire in a consolidating warehouse.

                             RETROSPETTIVA, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                           DECEMBER 31,    MARCH 31,
                                              1996           1997
                                           -----------    -----------
                                                          (UNAUDITED)

  Automobile                                $ 20,568       $ 20,568
  Furniture and fixtures                      35,494         35,494
  Leasehold improvements                      50,514         50,514
                                            --------       --------
    Total                                    106,576        106,576

  Less accumulated depreciation
  and amortization                           (45,190)       (49,597)
                                            --------       --------

                                            $ 61,386       $ 56,979
                                            --------       --------
                                            --------       --------

NOTE 5 - NOTE RECEIVABLE

During 1994, the Company was owed an outstanding trade receivable of $266,000. Approximately $70,000 was written off as uncollectible in 1994 and $196,000 was converted to a note receivable, bearing interest at 10%, and requiring 24 monthly payments of $10,000 in services. The Company realized $8,416 in services during 1996 and $10,286 (unaudited) during the three months ended March 31, 1997.

The Company has negotiated with its related party customer to use the warehouse services. The note receivable will be reduced by services rendered. During the three months ended March 31, 1997 the notes receivable was reduced by $44,593 (unaudited).

NOTE 6 - NOTE RECEIVABLE FROM STOCKHOLDER (UNAUDITED)

The Company's note receivable from officer/stockholder is unsecured, due on demand and bears interest at 10% per annum.

                             RETROSPETTIVA, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 7 - NOTE PAYABLE

On September 27, 1995, the Company obtained a line of credit of $250,000 with a bank due October 10, 1996. The loan was collateralized by accounts receivable inventory and personal guarantee of an officer/stockholder. Interest was payable monthly at 3% over the financial institutions variable prime rate. During March 1997 the line of credit was refinanced with a variable rate (4% over prime rate, initial rate of 12.25%). Payments are due in four monthly installments of $20,000 principal plus interest beginning April 15, 1997, with one final principal and interest payment due August 15, 1997.

NOTE 8 - NOTES PAYABLE, RELATED PARTIES

During June 1996 the Company completed an offering of 25 units in a Private Placement for bridge loans. Each unit consisted of one $10,000 promissory note (totaling $250,000) bearing interest at 8% per annum and 9,530 shares of the Company's Common Stock. The notes are payable the earlier of June 30, 1997 or on the closing date of an initial public offering of the Company's stock. The underwriter was paid a commission of $50,000.

NOTE 9 - STOCK OPTION PLAN

STOCK OPTION PLAN
On May 1, 1996 the Company adopted the Stock Option Plan (the Plan) which provides for the granting of options to officers, directors, employees and consultants. 1,786,930 shares of common stock have been reserved under the plan for the granting of options. The Plan will be in effect until April 30, 2006, unless extended by the Company's shareholders. The options are exercisable to purchase stock for a period of ten years from the date of grant.

Incentive Stock Options granted pursuant to this Plan may not have an option price that is less than the fair market value of the stock on the date the option is granted. Incentive stock options granted to significant stockholders shall have an option price of not less than 110% of the fair market value of the stock on the date of the grant.

                                                              OUTSTANDING OPTIONS
                                            RESERVED        -----------------------
                                            ---------                     PRICE PER
                                             SHARES          SHARES         SHARES
                                            ---------       ---------     ---------
Initial reserved shares                     1,786,930             -       $    -
Granted                                     1,701,635       1,701,635      .63-6.75
                                            ---------       ---------     ---------
Balance, December 31, 1996
 and March 31, 1997 (unaudited)                85,295       1,701,635 $    .63-6.75
                                            ---------       ---------     ---------
                                            ---------       ---------     ---------

Under an employment agreement a total of 595,645 options will be cancelled if net income for the year ended December 31, 1997 does not exceed $750,000.

At December 31, 1996, 1,105,990 options granted under the plan were exercisable.

                             RETROSPETTIVA, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 10 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES
The Company signed a 61 month lease agreement for its offices commencing December 1, 1995. The monthly lease payment is $2,300.

The Company signed a ten-month sublease agreement in New York commencing December 1, 1996. The terms of the sublease agreement require monthly payments of $1,250 plus 50% of the maintenance costs.

The Company has another sublease in New York, with a two year term through April 1, 1998. The terms require monthly payments of $2,175 through January 31, 1997 and monthly payments of $2,285 for the remainder of the agreement.

Future minimum rental payments under non-cancelable operating leases are as follows:

                            DECEMBER 31,        MARCH 31,
                               1996               1997
                            ------------       -----------
                                               (UNAUDITED)
      1997                   $ 66,160           $ 48,765
      1998                     34,455             34,455
      1999                     27,600             27,600
      2000                      2,300              2,300
                             --------           --------
   Total                     $130,515           $113,120
                             --------           --------
                             --------           --------

The Company rents office and showroom space from a major supplier in New York on a month to month basis.

Rent expense for the years ended December 31, 1995 and 1996 was $37,900 and $62,920, and three months ended March 31, 1996 and 1997 was $9,900 (unaudited) and $22,310 (unaudited), respectively.

EMPLOYMENT AGREEMENTS
In May 1996 the Company entered into a three year employment agreement with an officer/stockholder which provides for annual salary of $95,000, commencing the first month subsequent to the earlier of the closing of an initial public offering or the closing of a merger or acquisition by a public company, a non-competition clause for two years following termination of the employment agreement and stock options to purchase up to 1,191,300 shares of Common Stock at $6.75 per share exercisable for a period of 10 years.

In April 1996, the Company entered into a three year employment agreement with the chief financial officer which provides for annual salary of $60,000 commencing the first month after the completion of its planned initial public offering. As signing compensation he received 81,007 shares of Common Stock and stock options to purchase up to 119,100 shares of Common Stock at $6.75 per share exercisable for a period of 10 years.

                              RETROSPETTIVA, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

LITIGATION
The Company is a party to various claims, complaints, and other legal actions that have arisen in the ordinary course of business. The Company believes that the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on the Company's financial condition or the results of its operations.

NOTE 11 - INCOME TAXES

The components of deferred tax assets and (liabilities) are as follows:

                                 DECEMBER 31,        MARCH 31,
                                     1996              1997
                                 ------------       -----------
                                                    (UNAUDITED)
Total deferred tax assets          $16,000            $16,000

Total deferred tax (liabilities)      --                 --
                                   -------            -------
Net deferred tax assets            $16,000            $16,000
                                   -------            -------
                                   -------            -------

There are no significant differences between financial statement and taxable income.

The tax effects of temporary differences that give rise to deferred tax assets and (liabilities) are as follows:

                                 DECEMBER 31,        MARCH 31,
                                     1996              1997
                                 ------------       -----------
                                                    (UNAUDITED)
Temporary differences:
  Allowance for bad debts          $ 7,000            $ 7,000
  Property and equipment             5,000              5,000
  Other                              4,000              4,000
                                   -------            -------
                                   $16,000            $16,000
                                   -------            -------
                                   -------            -------

                              RETROSPETTIVA, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (CONTINUED)

The provision for income taxes consists of the following:

                                                      THREE MONTHS ENDED
                          YEARS ENDED DECEMBER 31,         MARCH 31,
                          ------------------------   ---------------------
                             1995         1996         1996         1997
                           --------     --------    ----------   ----------
                                                    (UNAUDITED)  (UNAUDITED)
Current                    $ 35,000     $533,285     $243,000     $235,000
Deferred                    160,000        7,000         --           --
                           --------     --------     --------     --------
Provision (Benefit)        $195,000     $540,285     $243,000     $235,000
                           --------     --------     --------     --------
                           --------     --------     --------     --------

Following is a reconciliation of the amount of income tax (benefit) expense that would result from applying the statutory federal income tax rates to pre-tax income and the reported amount of income tax expense for the periods:

                                                        THREE MONTHS ENDED
                            YEARS ENDED DECEMBER 31,         MARCH 31,
                            ------------------------   ---------------------
                               1995         1996         1996         1997
                             --------     --------    ----------   ----------
                                                      (UNAUDITED)  (UNAUDITED)
Tax expense at federal
 statutory rates            $ 298,000     $450,000     $185,000     $200,000
State tax, net of federal
 benefit                       25,000      101,000       58,000       35,000
Alternative minimum
 tax (credit)                  10,000      (10,000)        --           --
Depreciation                     --          3,000         --           --
Other                            --          3,285         --           --
(Benefit) of net operating
 loss carryforward           (298,000)     (14,000)        --           --
                            ---------     --------     --------     --------
                            $  35,000     $533,285     $243,000     $235,000
                            ---------     --------     --------     --------
                            ---------     --------     --------     --------

                              RETROSPETTIVA, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (CONTINUED)

The components of deferred income tax (benefit) expense are as follows:

                                                        THREE MONTHS ENDED
                            YEARS ENDED DECEMBER 31,         MARCH 31,
                            ------------------------   ---------------------
                               1995         1996         1996         1997
                             --------     --------    ----------   ----------
                                                      (UNAUDITED)  (UNAUDITED)
Bad debts                   $   7,000     $   --       $   --       $   --
Depreciation                    2,000       (3,000)        --           --

Other                           4,000       (4,000)        --           --

Net operating loss
 carryover                    364,000       14,000         --           --

Valuation allowance          (217,000)        --           --           --
                            ---------     --------     --------     --------
                            $ 160,000     $  7,000     $   --       $   --
                            ---------     --------     --------     --------
                            ---------     --------     --------     --------

NOTE 12 - STOCK-BASED COMPENSATION

During 1996 the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The new standard requires the Company to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees.

The Company did not change its method of accounting with respect to employee stock options; the Company continues to account for these under the "intrinsic value" method. Had the Company adopted the fair value method with respect to options issued to employees as well, an additional charge to income of $52,300 would have been required in 1996; proforma net income would have been $319,000 and earnings per share would have been $.18 on both a primary and fully diluted basis. No stock options were issued for the three months ended March 31, 1997.

In estimating the above expense, the Company used the Modified Black-Scholes European pricing model. The average risk-free interest rate used was 6.2%, volatility was estimated at 31%; the expected life was less than three years.

                              RETROSPETTIVA, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 13 - SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS FOR NONCASH INVESTING AND FINANCING ACTIVITIES

                                                        THREE MONTHS ENDED
                            YEARS ENDED DECEMBER 31,         MARCH 31,
                            ------------------------   ---------------------
                               1995         1996         1996         1997
                             --------     --------    ----------   ----------
                                                      (UNAUDITED)  (UNAUDITED)
Cash paid for interest       $ 8,180       $ 26,820       $7,722     $12,331
                             -------       --------       ------     -------
                             -------       --------       ------     -------

Cash paid for income taxes   $26,113       $  2,196       $ --       $59,295
                             -------       --------       ------     -------
                             -------       --------       ------     -------
Stock issued for bridge
 loans                       $  --         $100,000       $ --       $  --
                             -------       --------       ------     -------
                             -------       --------       ------     -------

NOTE 14 - SUBSEQUENT EVENTS

PROPOSED PUBLIC OFFERING
The Company has entered into a letter of intent with an underwriter to sell Company securities in a public offering. Upon a registration statement being declared effective, 500,000 units (each unit consisting of two shares of common stock and one warrant) are anticipated to be sold and 75,000 shares to be agreed upon by certain security holders.

STOCK OPTIONS ISSUED
In June 1997, the Company has granted stock options to purchase 60,000 share of common stock at $6.75 per share to a consultant. The amount of compensation to be recognized under SFAS 123 is approximately $120,000.

In estimating the above expense, the Company used the Modified Black-Scholes European pricing model. The average risk-free interest rate used was 6.4%, volatility was estimated at 43%; the expected life was less than three years.

------------------------------------------------------------------------------

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the Offering described herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
                                 _______________

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . .   20
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations. . . . . . . . . . . . . . . . . . . . . . .   21
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . . . .   40
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .   42
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . .   43
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .   48
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . .  F-1

     Until __________, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------------------------------


------------------------------------------------------------------------------


                                  500,000 UNITS


                               RETROSPETTIVA, INC.


                                 _______________

                                   PROSPECTUS
                                 _______________


                           KENSINGTON SECURITIES, INC.


                                __________, 1997


------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VI of the Registrant's Bylaws provides as follows:

                                   ARTICLE VI
                       INDEMNIFICATION OF CERTAIN PERSONS

     Section 1. INDEMNIFICATION. For purposes of Article VI, a "Proper Person" means any person (including the estate or personal representative of a director) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. The corporation shall indemnify any Proper Person against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by the groups set forth in Section 4 of this Article that he conducted himself in good faith and that he reasonably believed
(i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation's best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other Proper Person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. Official capacity does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement in (ii) of this Section 1. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirement of this section that he conduct himself in good faith.

     No indemnification shall be made under this Article VI to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the corporation or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under this section in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

     Section 2. RIGHT TO INDEMNIFICATION. The corporation shall indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under Section 1 of this Article VI against expenses (including attorneys' fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defense has been wholly successful.

     Section 3. EFFECT OF TERMINATION OF ACTION. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person seeking indemnification did not meet the standards of conduct described in Section 1 of this Article VI. Entry of a judgment by consent as part of a settlement shall not be deemed an adjudication of liability, as described in Section 2 of this Article VI.

     Section 4.  GROUPS AUTHORIZED TO MAKE INDEMNIFICATION DETERMINATION.
Except where there is a right to indemnification as set forth in Sections 1 or 2 of this Article or where indemnification is ordered by a court in Section 5, any indemnification shall be made by the corporation only as determined in the specific case by a proper group that indemnification of the Proper Person is permissible under the circumstances because he has met the applicable standards of conduct set forth in Section 1 of this Article. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a quorum is present, which quorum shall consist of directors not parties to the proceeding ("Quorum"). If a Quorum cannot be obtained, the determination shall be made by a majority vote of a committee of the board of directors designated by the board, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a Quorum of the board of directors cannot be obtained and the committee cannot be established, or even if a Quorum is obtained or the committee is designated and a majority of the directors constituting such Quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in this Section 4 or, if a Quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board (including directors who are parties to the action) or (ii) a vote of the shareholders.

     Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     Section 5. COURT-ORDERED INDEMNIFICATION. Any Proper Person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under Section 2 of this Article, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification. If a court determines that the Proper Person is entitled to indemnification under Section 2 of this Article, the court shall order indemnification, including the Proper Person's reasonable expenses incurred to obtain court-ordered indemnification. If the court determines that such Proper Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standards of conduct set forth in Section 1 of this Article or was adjudged liable in the proceeding, the court may order such indemnification as the court deems proper except that if the Proper Person has been adjudged liable, indemnification shall be limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     Section 6. ADVANCE OF EXPENSES. Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding as described in
Section 1 may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person's good faith belief that he has met the standards of conduct prescribed by Section 1 of this Article VI, (ii) a written undertaking, executed personally or on the Proper Person's behalf, to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without reference to financial ability to make repayment), and (iii) a determination is made by the proper group (as described in Section 4 of this Article VI) that the facts as then known to the group would not preclude indemnification. Determination and authorization of payments shall be made in the same manner specified in Section 4 of this Article VI.

     Section 7. ADDITIONAL INDEMNIFICATION TO CERTAIN PERSONS OTHER THAN DIRECTORS. In addition to the indemnification provided to officers, employees, fiduciaries or agents because of their status as Proper Persons under this Article, the corporation may also indemnify and advance expenses to them if they are not directors of the corporation to a greater extent than is provided in these bylaws, if not inconsistent with public policy, and if provided for by general or specific action of its board of directors or shareholders or by contract.

     Section 8. WITNESS EXPENSES. The sections of this Article VI do not limit the corporation's authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he has not been made or named as a defendant or respondent in the proceeding.

     Section 9. REPORT TO SHAREHOLDERS. Any indemnification of or advance of expenses to a director in accordance with this Article VI, if arising out of a proceeding by or on behalf of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)(2)

     SEC Registration Fee. . . . . . . . . . . . . . . .  $   3,776
     NASD Filing Fee . . . . . . . . . . . . . . . . . .      1,776
     Blue Sky Filing Fees. . . . . . . . . . . . . . . .      1,000
     Blue Sky Legal Fees . . . . . . . . . . . . . . . .      2,000
     Printing Expenses . . . . . . . . . . . . . . . . .     50,000
     Legal Fees and Expenses . . . . . . . . . . . . . .     80,000
     Accounting Fees . . . . . . . . . . . . . . . . . .     65,000
     Transfer Agent. . . . . . . . . . . . . . . . . . .      3,000
     Nasdaq NMS Application Fee. . . . . . . . . . . . .     25,000
     Miscellaneous Expenses. . . . . . . . . . . . . . .     43,448
                                                          ---------

     TOTAL . . . . . . . . . . . . . . . . . . . . . . .  $ 275,000(1)

(1) Does not include the Representative's commission and expenses of $780,000 ($897,000 if the Overallotment Option is exercised).
(2) All expenses, except the SEC registration fee and NASD filing fee, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant sold the following shares of its Common Stock which were not registered under the Securities Act of 1933, as amended (the "1933 Act"):

(i) In April 1996, the Registrant sold 81,007 shares of its Common Stock to Michael D. Silberman for services rendered valued at $.42 per share.

(ii) In June 1996, the Registrant sold 25 Units of its securities, each Unit consisting of a $10,000 promissory note and 9,530 shares of Common Stock for $10,000 per Unit to the following persons:

                                              Number of Shares of
                                            Common Stock Underlying
             Name                                  the Units
             ----                                  ---------

Daniel Nordstrom                                     19,060
Michael Nordstrom                                     9,530
Michael N. Poli                                       9,530
Larry Heimann                                         9,530
Richard Yanez                                         9,530
John Wrobel                                           9,530
Kendall Oltrogge                                      9,530
Duane Eisenbeiss                                      9,530
Billie Jolson                                         9,530
Howard K. O'Neil                                      9,530
Richard J. Weiler and Mary Jo Weiler                 19,060
Donald L. Moen and Barbara A. Moen                    9,530
James W. O'Neil                                       9,530
Startrust Co. as trustee for Patricia Bandawat       38,120
John Jensen                                           9,530
Jeffrey B. Rosenfeld                                  9,530
Steven Bandawat                                       9,530
Patricia Bandawat                                    28,590

(iii) In March 1997, the Registrant sold 334,759 shares of its Common Stock at $1.68 per share to the following individuals.

             Name                              Number of Shares
             ----                              ----------------

Gary Dendo and Masako Dendo                           5,957
James. W. O'Neil                                     11,912
Rae Saltzman and Marjorie M. Saltzman                 5,957
David H. Welch                                       17,870
Gary Oswald                                           8,936
Josephine C.H. Tinimbang                              5,957
William A. Traxel and Ruth A. Miller                 14,891
Robert L. Mapes and Peggy G. Mapes                      595
Jim Mapes                                             3,872
Mapes                                                 2,383
Kurt Kobel                                            3,574
John C. Gudgel, Jr.                                  23,826

             Name                              Number of Shares
             ----                              ----------------

Milton Lamansky                                       2,979
Scott Huddleston and Judith Huddleston                5,957
Shung Sen Choong and Tu C. Choong                     5,957
Marta Joan Butler and David T. Butler                23,826
Joanie L. Militich                                    3,872
Samuel Wong and Linda Wong                           11,912
Russell J. Mello and Maxine F. Fuller                 2,979
Clemence Tokarz                                       5,957
Jasvir S. Mattu                                       5,957
Eliot G. Ellefson                                     2,979
Frances M. Ellefson                                   5,957
Frank Hiavka                                          2,979
Jeffery Silverman                                     5,957
William B. Silverman                                 11,912
Steve Singer                                          9,530
Alan C. Andalman                                      9,530
Francene A. Kaefer                                    5,957
Frederick S. Kaefer                                  11,912
James W.T. Hu and Grace T.Y. Hu                      11,912
Catherine Chen                                        5,957
Felicia Choi                                         11,912
Chuck Brown and Yvonne Brown                          5,957
Jesse Roggens                                         5,957
Gary L. Boster                                        9,530
Rabbi Yaakov Bender                                  35,738
Kevin S. McGovern                                     5,957

(iv) From time to time, the Registrant has issued stock options (currently aggregating 1,761,635 stock options) to employees, officers and directors under its 1996 Stock Option Plan.

     With respect to the sales made, the Registrant relied on Section 4(2) of the 1933 Act, and/or Regulation D promulgated under the 1933 Act. No advertising or general solicitation was employed in offering the securities.
The securities were offered to a limited number of individuals all of whom were experienced and sophisticated investors capable of analyzing the merits and risks of their investment. All such investors acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment. The transfer of the securities was appropriately restricted from sale by the Registrant.

ITEM 27.  EXHIBITS.
          ---------

Exhibit No.                           Title
-----------                           -----

  1.01         Form of Underwriting Agreement

  1.02         Form of Agreement Among Underwriters

  1.03         Form of Selected Dealer Agreement

  1.04         Form of Representative's Warrant

  3.01         Restated Articles of Incorporation of the Registrant

  3.02         Bylaws of the Registrant

  4.01         Form of Warrant Agreement (To be filed by Amendment)

  4.02         Common Stock Certificate (To be filed by Amendment)

  5.01 Opinion of Gary A. Agron, regarding legality of the Units (includes Consent)

 10.01         1996 Employee Stock Option Plan

 10.02         Office Lease and Amendments thereto (Beverly Hills, California)

 10.03         Employment Agreement with Mr. Vukadinovic, as amended

 10.04         Employment Agreement with Mr. Silberman, as amended

 11.01         Computation of Earnings Per Share

 23.01         Consent of AJ. Robbins, P.C.

 23.02         Consent of Gary A. Agron (See 5.01, above)

 27.01         Financial Data Schedule

ITEM 28.  UNDERTAKINGS.
          -------------

     The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (g) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the 1933 Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, California, on June 11, 1997.

                                       RETROSPETTIVA, INC.


                                       By: /s/ BORIVOJE VUKADINOVIC
                                          ------------------------------------
                                                  Borivoje Vukadinovic
                                                 Chief Executive Officer

     Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

       Signature                     Title                         Date
       ---------                     -----                         ----

/s/ BORIVOJE VUKADINOVIC
------------------------     Chief Executive Officer,          June 11, 1997
Borivoje Vukadinovic         President and Director

/s/ MICHAEL D. SILBERMAN
------------------------     Chief Financial Officer,          June 11, 1997
Michael D. Silberman         Principal Accounting Officer,
                             Secretary and Director

/s/ IVAN ZOGOVIC
------------------------     Manager - Export/Import           June 11, 1997
Ivan Zogovic                 and Director

/s/ MOJGAN KEYWANFAR
------------------------     Accounting Manager and            June 11, 1997
Mojgan Keywanfar             Director

/s/ S. WILLIAM YOST
------------------------     Director                          June 11, 1997
S. William Yost

/s/ DONALD E. TORMEY
------------------------     Director                          June 11, 1997
Donald E. Tormey

/s/ PHILIP E. GRAHAM
------------------------     Director                          June 11, 1997
Philip E. Graham

                                  EXHIBIT INDEX


Exhibit No.                           Title
-----------                           -----

  1.01                     Form of Underwriting Agreement

  1.02                     Form of Agreement Among Underwriters

  1.03                     Form of Selected Dealer Agreement

  1.04                     Form of Representative's Warrant

  3.01                     Restated Articles of Incorporation of the Registrant

  3.02                     Bylaws of the Registrant

  5.01 Opinion of Gary A. Agron, regarding legality of the Units (includes Consent)

 10.01                     1996 Employee Stock Option Plan

 10.02                     Office Lease and Amendments thereto (Beverly Hills,
                           California)

 10.03 Employment Agreement with Mr. Vukadinovic, as amended

 10.04                     Employment Agreement with Mr. Silberman, as amended

 11.01                     Computation of Earnings Per Share

 23.01                     Consent of AJ. Robbins, P.C.

 23.02                     Consent of Gary A. Agron (See 5.01, above)

 27.01                     Financial Data Schedule